Exhibit 10.1

Published CUSIP Number: 23820PAF1 Deal

Published CUSIP Number: 23820PAG9 Revolving Credit Facility

CREDIT AGREEMENT

dated as of

October 23, 2020

among

DATTO, INC.,

as Borrower,

MERRITT HOLDCO, INC.,

as Holdings,

THE OTHER LOAN GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

i

SECTION 10.08	Termination	123
SECTION 10.09	[Reserved]	123
SECTION 10.10	Maximum Liability	123
SECTION 10.11	Contribution	124
SECTION 10.12	Liability Cumulative	124
SECTION 10.13	Keepwell	124

SCHEDULES:

Commitment Schedule
Schedule 1		Continuing Letters of Credit
Schedule 3.12	—	Capitalization and Subsidiaries
Schedule 5.09	—	Post-Closing Deliverables
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Joinder Agreement
Exhibit D	—	Form of Solvency Certificate
Exhibit E - 1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S.
Federal Income Tax Purposes)
Exhibit E - 2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	—	Form of Borrowing Request
Exhibit G	—	Form of Interest Election Request
Exhibit H	—	Form of Notice of Loan Prepayment

v

THIS CREDIT AGREEMENT, dated as of October 23, 2020 (as it may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), among Datto, Inc., a Delaware corporation (“Datto” and the “Borrower”), Merritt Holdco, Inc., a Delaware corporation (“Holdings”), as a Loan Guarantor, each of the other Loan Guarantors (such terms and each other capitalized term used but not defined herein having the meaning given to them in Article I) party hereto upon becoming a party hereto, the Lenders and Issuing Banks from time to time party hereto, Morgan Stanley Senior Funding, Inc., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns, the “Collateral Agent”) and as an Issuing Bank.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. ABR Loans are only available in Dollars.

“Accounting Firm” means Ernst & Young, LLP, or any other independent registered public accounting firm of nationally recognized standing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business, business unit, division or product line (including research and development and related assets in respect of any product) of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Additional Incremental Term Loan Lender” has the meaning assigned to such term in Section 2.22(a)(ii).

“Additional Lender” has the meaning assigned to such term in Section 2.23(a)(ii).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, and any of its successors in such capacity.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Allocable Amount” has the meaning assigned to such term in Section 10.11(b).

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternative Currency” means each of the following currencies: Euro, Sterling, Yen and Canadian Dollars.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, using any reasonable method of determination they deem appropriate in their sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Sublimit” means an amount equal to $100 million. The Alternative Currency Sublimit is part of, and not in addition to, the Commitments.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or its Subsidiaries from time to time concerning or relating to (a) bribery and/or corruption and (b) terrorism financing and/or money laundering.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Loans and LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitment of all Lenders (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time); provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation, and (b) with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the commitment fees or letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Eurocurrency Loans”,

“Applicable Rate for ABR Loans” or “Commitment Fee Rate”, as the case may be, based upon Holdings’ Senior Secured Net Leverage Ratio as of the most recent determination date; provided, that until the delivery to the Administrative Agent, pursuant to Section 5.01, of Holdings’ consolidated financial information for Holdings’ first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Level I:

Level	Senior Secured Net Leverage Ratio	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans	Commitment Fee Rate
Level I	≤ 1.00 to 1.00	1.25%	0.25%	0.20%
Level II	> 1.00 to 1.00 but ≤ 2.50 to 1.00	1.50%	0.50%	0.25%
Level III	> 2.50 to 1.00 but ≤ 3.00 to 1.00	1.75%	0.75%	0.30%
Level IV	> 3.00 to 1.00	2.00%	1.00%	0.35%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of Holdings based upon Holdings’ annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Senior Secured Net Leverage Ratio shall be effective three Business Days after the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, that the Senior Secured Net Leverage Ratio shall be deemed to be in Level IV for the period commencing three Business Days after Holdings fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, and ending on the date which is three Business Days after such statements are actually delivered.

“Applicable Tax Laws” means the Code and any other applicable Requirements of Law relating to Taxes, as in effect from time to time.

“Applicable Time” means, with respect to any Borrowing and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, at any time, the aggregate Commitments of all Lenders then in effect minus the Aggregate Credit Exposure at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards) or for corporate purposes, (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), (d) documentary services and foreign currency exchange services and (e) any arrangement or services similar to, or for the purpose of effectuating, any of the foregoing.

“Banking Services Obligations” means any and all obligations of the Loan Parties or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services, but excluding any Swap Agreement Obligations.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Billing Statement” has the meaning assigned to such term in Section 2.18(g).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and:

(a) if such day relates to interest at a rate based on the LIBO Rate with respect to a LIBOR Quoted Currency, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate based on the LIBO Rate with respect to a Non-LIBOR Quoted Currency, means any such day that is also open for banks for foreign exchange business in the principal financial center of the country of such currency; and

(c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” or “CAD” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, it being understood that solely with respect to any change in GAAP after the Effective Date with respect to the accounting for leases as either operating leases or capital leases, any lease that at the time it is entered into is not (or would not be) a capital lease under GAAP as then in effect shall not be treated as a capital lease notwithstanding any such later change in GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or the Lenders, as Collateral for LC Exposure, the Obligations in respect of the Lenders to fund participations in respect of LC Exposure, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the applicable Issuing Banks, and/or (c) if the Administrative Agent and the applicable Issuing Banks shall agree, in their sole discretion, other credit support as requested by Borrower, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and Issuing Banks.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500 million;

(d) fully collateralized repurchase agreements with a term of not more than thirty days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5 billion;

(f) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; and

(g) short term investments similar to the foregoing made by Foreign Subsidiaries of the Borrower consistent with the Borrower’s investment guidelines as approved from time to time by the Borrower’s board of directors.

“CDOR” has the meaning assigned to such term in the definition of “LIBO Rate”.

“CDOR Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than one or more Permitted Holders of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, (b) the Borrower ceasing to be a direct or indirect wholly-owned subsidiary of Holdings, (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not (i) directors of Holdings on the Effective Date, (ii) nominated or approved by the board of directors of Holdings or (iii)

appointed by directors who were directors of Holdings on the Effective Date or were so nominated or approved as provided in subclause (ii) of this clause (c), or (d) the occurrence of any “change of control” or similar event with respect to Holdings under any agreement evidencing any Material Indebtedness of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.17.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning given to “Collateral” in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09, 2.22 or 2.23 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $200 million.

“Commitment Increase” has the meaning assigned to such term in Section 2.23(a).

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Consolidated Total Assets” means, on any date, the consolidated total assets of Holdings and its Restricted Subsidiaries as set forth on the consolidated balance sheet of Holdings at such date, determined in accordance with GAAP.

“Continuing Letters of Credit” means, collectively, the letters of credit described on Schedule 1 attached hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or its direct or indirect parent company or other portfolio companies of such Person.

“Convertible Debt” means debt securities or other Indebtedness, the terms of which provide for conversion into, or exchange for, Equity Interests (other than Disqualified Equity Interests) of Holdings or any other Loan Party, cash in lieu thereof or a combination of Equity Interests and cash in lieu thereof.

“Covered Entity” has the meaning assigned to such term in Section 9.20(b).

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank or any Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has become (or whose direct or indirect parent company has become) subject to a Bail-In Action.

“Designated Non-Cash Consideration” means non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with a Disposition that is designated as Designated Non-Cash Consideration by the Borrower pursuant to an officer’s certificate delivered to the Administrative Agent, which officer’s certificate shall set forth the fair market value of such Designated Non-Cash Consideration.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interest” means any Equity Interest that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Stated Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon Payment in Full or (ii) upon a “change in control”; provided, that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests; (c) requires the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends); or (d) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness or (ii) any Equity Interests or other assets other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Stated Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Bank, as applicable) by Reuters (or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available source for displaying exchange rates chosen by the Administrative Agent in its sole and reasonable discretion) on the Business Day (New York City time) immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the applicable Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof or any entity disregarded for U.S. tax purposes wholly-owned by any Borrower or a Domestic Subsidiary.

“EBITDA” means, for any period, the sum of:

(a) Net Income for such period; plus

(b) without duplication and (other than with respect to clauses (xii), (xiv) and (xviii)) to the extent deducted in determining Net Income for such period, the sum of:

(i) Interest Expense for such period;

(ii) federal, state, local and foreign income tax expense for such period;

(iii) all amounts attributable to depreciation and amortization expense for such period;

(iv) amortization of intangibles (including, but not limited to, goodwill) for such period;

(v) stock-based compensation expenses with respect to employees, officers, directors or contractors;

(vi) non-recurring fees, costs and expenses directly incurred during such period in connection with any proposed or actual issuance of any Indebtedness (or any amendment thereto) or Equity Interests, or any proposed or actual acquisitions (including Permitted Acquisitions), investments, asset sales or divestitures permitted hereunder, whether or not consummated (in each case other than in connection with the Transactions);

(vii) non-cash purchase accounting adjustments made during such period;

(viii) non-cash exchange, translation or performance losses during such period relating to any foreign currency hedging transactions or currency fluctuations;

(ix) any losses during such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement;

(x) any losses during such period resulting from the sale or disposition of any asset of the Borrower or any Restricted Subsidiary outside the ordinary course of business;

(xi) any extraordinary, unusual or non-recurring charges, expenses or losses and non-recurring restructuring related costs, charges, fees and expenses and any litigation settlements or losses outside the ordinary course of business;

(xii) the amount of cost savings, operating expense reductions, workforce reductions, other operating improvements and other initiatives and synergies or operational changes (net of the amount of actual amounts realized) that are (x) projected by the Borrower in good faith to be reasonably anticipated to be realizable within twenty-four (24) months after the date a specified transaction is initiated or a plan for realization thereof shall have been established and (y) related to such specified transaction, in each case, which will be added to EBITDA as so projected or determined until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period;

(xiii) non-recurring losses, costs, fees and expenses incurred during such period in connection with the Transactions (including any amendments, waivers, other modifications, repayments or any incurrence thereof);

(xiv) any increases in deferred or unearned revenue or substantially equivalent items for such period;

(xv) any charge, expense, cost, accrual, reserve, payment, fee, expense or loss of any kind that is covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in favor of Holdings or its Restricted Subsidiaries in any agreement entered into by Holdings or any of its Restricted Subsidiaries to the extent such expenses and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement in such period (or are reasonably expected to be so paid or reimbursed within one year after the end of such period to the extent not accrued) or an earlier period if not added back to EBITDA in such earlier period; provided that if such amount is not so reimbursed within such one year period, such expenses or losses shall be subtracted in the subsequent calculation period;

(xvi) letter of credit fees;

(xvii) net unrealized or realized exchange, translation or performance losses relating to foreign currency transactions and foreign exchange adjustments including, without limitation, losses and expenses in connection with, and currency and exchange rate fluctuations and losses or other obligations from, hedging activities or other derivative instruments;

(xviii) other adjustments that are (A) contained in a quality of earnings report made available to the Administrative Agent prepared by financial advisors (which financial advisors are (i) nationally recognized or (ii) reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by a Loan Party and prepared in connection with a Permitted Acquisition or other investment permitted hereunder or (B) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the SEC (or any successor agency);

(xix) any expense during such period relating to a defined benefits pension or post-retirement benefit plan;

(xx) any charge, expense, cost, accrual, reserve, payment, fee, expense or loss of any kind attributable to, and payments of, legal settlements, fines, judgments or orders; provided, that the aggregate amount pursuant to this subclause (xx) shall not exceed 5% of EBITDA for such period (determined prior to giving effect to this subclause (xx)); and

(xxi) any non-cash charge, expense, cost, accrual, reserve, payment, fee, expense or loss; minus

(c) without duplication and to the extent included in Net Income, the sum of:

(i) any decreases in deferred revenue or unearned revenue or substantially equivalent items for such period;

(ii) any gains during such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement; and

(iii) any gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business;

all calculated for Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, to the extent applicable. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (taken as one accounting period) for which financial statements have been or were required to be delivered pursuant to Section 5.01(a) or (b)or, so long as the initial delivery of financial statements pursuant to Section 5.01(a) or (b), as applicable, has occurred prior to such date, at the option of the Borrower, in the case of any transaction the permissibility of which requires a calculation on a pro forma basis, the last day of the most recently ended fiscal quarter prior to such time with respect to which unaudited financial statements (including those prepared for internal purposes) have been provided to the Administrative Agent, which financial statements are reasonably sufficient for determining any applicable compliance (and provided that, for the avoidance of doubt, financial statements substantially in the form of those delivered in connection with Section 5.01(b) shall be deemed reasonably sufficient for such purpose) (each, a “Reference Period”), (i) if at any time during such Reference Period, Holdings or any Restricted Subsidiary shall have made any sale, transfer, or disposition of property, EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such sale, transfer, or disposition, as applicable, for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period, Holdings or any of its Restricted Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Permitted Acquisition occurred on the first day of such Reference Period.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means October 23, 2020.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Banks and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) subject to any consents required by Section 9.04(b), any other person, other than Ineligible Institutions.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the applicable Issuing Bank(s) (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent no longer being readily calculable with respect to such currency, (c) providing such currency being impracticable for the Lenders or (d) such currency no longer being a currency in which the Required Lenders are willing to make such Loans (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein (other than, with respect to any Disqualifying Event occurring under clause (d), Section 2.16).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, or injunctions issued, promulgated or entered into by any Governmental Authority, relating in any way to pollution or the protection of the environment, preservation or reclamation of natural resources, the management or Release of any Hazardous Material or, to the extent relating to exposure to Hazardous Materials, employee health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement, but solely to the extent liability is assumed or imposed in such contract, agreement or other consensual arrangement with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any Indebtedness convertible for, or exchangeable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to make any “minimum required contribution” (as defined in Section 430(a) of the Code) with respect to any Plan, at the time and in the amount provided for in Section 430 of the Code; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans in a distress termination described in Section 4041(c) of ERISA or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate. Eurocurrency Loans may be denominated in Dollars or in an Alternative Currency; provided that all Loans denominated in an Alternative Currency must be Eurocurrency Loans.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being a resident of, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Note, Letter of Credit, Commitment or other Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Note, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, an amount that was due and payable, but not yet paid to (A) such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or (B) such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or Section 2.17(g); and (d) any withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224, effective September 24, 2001.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of April 2, 2019, by and among the Borrower, Holdings, as a guarantor, each of the other guarantors party thereto upon becoming a party thereto, the lenders and issuing banks from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the lenders, as collateral agent for the secured parties and as an issuing bank, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Letters of Credit” means the Irrevocable Standby Letter of Credit No. 10865, dated as of October 7, 2015, issued by Webster Bank in favor of Ponte Gadea Boston, LLC for the account of Datto, Inc.

“Extended Commitment” means the Commitments, the maturity of which shall have been extended pursuant to Section 2.25.

“Extended Loans” means any Loans made pursuant to the Extended Commitments.

“Extension” has the meaning assigned to such term in Section 2.25(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.25, the Issuing Bank implementing an Extension in accordance with Section 2.25.

“Extension Offer” has the meaning assigned to such term in Section 2.25(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain Fee Letter, dated as of October 22, 2020, by and among the Borrower and MSSF, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Financial Covenant” means the covenant set forth in Section 6.12.

“Financial Officer” means the chief executive officer, chief financial officer, president, principal accounting officer, treasurer, controller or officer of equivalent duties of Holdings or the Borrower.

“First Lien Net Leverage Ratio” means as of any date, the ratio of (a) Total Funded Indebtedness which is secured by a first priority Lien on any assets of Holdings or its Restricted Subsidiaries on such date, less Unrestricted Cash and Cash Equivalents to (b) EBITDA for the Reference Period then most recently ended.

“Fixed Incremental Amount” has the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount.”

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code and is not sponsored or administered by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FSHCO” means any Subsidiary of the Borrower (i) all or substantially all of the assets of which consist of Equity Interests of, or, if applicable, Equity Interests and Indebtedness owing from one or more CFCs and (ii) whose material activities are limited to those relating to such ownership.

“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (a), (b), and (g) (provided, in the case of clause (g), such amount shall be limited to the principal portion) of the definition of “Indebtedness” in this Section 1.01 and (ii) all Guarantees of such Person with respect to Indebtedness of others of the type referred to in clause (i) of this definition. Notwithstanding the forgoing, in no event shall the following constitute “Funded Indebtedness”: (w) obligations under any derivative transaction or other Swap Agreement, (x) undrawn Letters of Credit, (y) earnouts to the extent not then due and payable and if not recognized as debt on the balance sheet in accordance with GAAP and (z) leases that would be characterized as operating leases in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulatory Authority and supra-national bodies such as the European Union or European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas or radon.

“Holdings” has the meaning assigned to such term in the preamble.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower’s that, as of the date of determination, does not have (a) assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 10.00% total assets of Holdings and its Restricted Subsidiaries on a consolidated basis or (b) EBITDA for the applicable Reference Period (when combined with the EBITDA of all Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 10.00% of the EBITDA of Holdings and its Restricted Subsidiaries on a consolidated basis for the applicable Reference Period; provided, that, as of the date of determination, no single Immaterial Subsidiary shall have (x) assets in excess of 5.00% of the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis or (y) EBITDA for the applicable Reference Period in excess of 5.00% of the EBITDA of Holdings and its Restricted Subsidiaries on a consolidated basis for the applicable Reference Period.

“Increasing Lender” has the meaning assigned to such term in Section 2.23(a)(i).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.22(a)(iii).

“Incremental Term Loan Commitment Date” has the meaning assigned to such term in Section 2.22(a)(i).

“Incremental Term Loan Commitments” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loan Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loan Lender” has the meaning assigned to such term in Section 2.22(a)(i).

“Incremental Term Loan Notice” has the meaning assigned to such term in Section 2.22(a)(i).

“Incurrence Ratio” has the meaning assigned to such term in the definition of “Maximum Incremental Facilities Amount.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person excluding trade accounts payable in the ordinary course of business, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable and other accrued obligations, in each case incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Borrower or any Subsidiary in the form of Qualified Equity Interests and (iii) any purchase price adjustment or earn out incurred in connection with an acquisition except to the extent such amount is or becomes a liability on the balance sheet in accordance with GAAP), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property if such Indebtedness has not been assumed by such Person), (f) all Guarantees by such Person of Indebtedness of others of the types set forth in clauses (a) through (e) above and clauses (g) through (i) below, (g) the principal portion of all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) [reserved], (k) any other Off-Balance Sheet Liability and (l) any obligations with respect to any Swap Agreements to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP (in an amount equal to the swap termination or closeout value thereof). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided, that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25 million and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Restricted Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, provided that if such payment date is not a Business Day, such date shall be the Business Day immediately following such date and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months, as the Borrower may elect (in each case, subject to availability for the interest rate applicable to the relevant currency); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period may extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, individually and collectively as the context may require, each of the Lenders identified on the Commitment Schedule, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity, (b) any other Lender (if any) from time to time designated by the Borrower as an Issuing Bank, with the consent of such Lender and the Administrative Agent and such Lender’s successors in such capacity and (c) with respect to each Continuing Letter of Credit, each Person listed on Schedule 1 as an issuer of such Continuing Letter of Credit. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit (including any Continuing Letters of Credit) to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit (including any Continuing Letters of Credit) issued by such Affiliate; provided that Jefferies Capital Services LLC may, in its discretion, arrange for one or more Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by Jefferies Capital Services LLC for all purposes under the Loan Documents. At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Joinder Agreement” has the meaning assigned to such term in Section 5.09(a). “Judgment Currency” has the meaning assigned to such term in Section 9.21.

“Junior Indebtedness” means (a) any Indebtedness of the Borrower or any of its Restricted Subsidiaries that is expressly subordinated in right of payment or secured on a junior lien basis to the Obligations or any portion thereof or (b) any unsecured Indebtedness for borrower money of the type described in clauses (a), (b), (g), (h), (k) or (l) of the definition of “Indebtedness” or, solely in respect of Indebtedness described in clauses (a), (b), (g), (h), (k) or (l), clauses (e) or (f) of the definition of Indebtedness, in each case, of the Borrower or any of its Restricted Subsidiaries (other than, in the case of (a) or (b) of this definition, Indebtedness among the Borrower and its subsidiaries).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LCT Election” means the Borrower’s election to test the permissibility of a Limited Condition Acquisition in accordance with the methodology set forth in Section 1.08.

“LCT Test Date” has the meaning assigned to such term in Section 1.08.

“Lead Arranger” means MSSF, in its capacity as sole lead arranger and bookrunner.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.

“Lending Office” means, as to the Administrative Agent, any Issuing Bank or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require. Letters of Credit may be issued in Dollars or in an Alternative Currency; provided that any Letters of Credit issued by Jefferies Capital Services LLC and Royal Bank of Canada shall be limited to standby letters of credit denominated in Dollars.

“Letter of Credit Sublimit” has the meaning assigned to such term in Section 2.06(b).

“LIBO Rate” means,

(a) for any Interest Period with respect to:

(i) any LIBOR Quoted Currency Borrowing, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars (or other applicable currency) for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on the Rate Determination Date, for deposits in such LIBOR Quoted Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or

(ii) any Borrowing denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), in such case, the “CDOR Rate” at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to an ABR Borrowing (to the extent applicable) on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m. (London time) determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and;

provided, that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Liabilities” has the meaning assigned to such term in Section 9.06.

“LIBO Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Quoted Currency” means Dollars, Euro, Sterling, and Yen, in each case as long as there is a published LIBO Rate with respect thereto.

“LIBOR Successor Rate” has the meaning assigned to such term in Section 2.14(a).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Applicable Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent and the Borrower, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition or similar investment by Holdings or one or more of its Restricted Subsidiaries of assets, business or Persons permitted to be acquired pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means, collectively, this Agreement, the Notes, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Fee Letter and all other agreements, instruments, documents and certificates executed and delivered by a Loan Party to, or in favor of, the Administrative Agent or any Lenders in connection with the foregoing and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby that the Administrative Agent and the Borrower agree in writing shall be considered a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means (a) each Loan Party (other than the Borrower) that is a party to this Agreement as of the Effective Date, or becomes party to this Agreement pursuant to Section 5.09, (b) Holdings and (c) with respect to Secured Obligations owed by any other Loan Party, the Borrower; provided, that subject to any administrative requirements of the Administrative Agent, the Borrower may elect to add additional Domestic Subsidiaries as Loan Guarantors so long as each such added Loan Guarantor complies with Section 5.09 of this Agreement as if it were a newly acquired wholly-owned Material Domestic Subsidiary at the time of such designation; provided, further, that no Subsidiary that is a CFC or FSHCO (or any other Subsidiary of the Borrower that is directly or indirectly owned by a Subsidiary that is a CFC or FSHCO) shall be a Loan Guarantor.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrower, each Loan Guarantor and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and each of their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Credit Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Equityholders” shall mean any of (i) any current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent company thereof who, on the Effective Date, is an equityholder in Holdings or any direct or indirect parent thereof, (ii) any trust, partnership, limited liability company, corporate body or other entity established by any such current or former director, officer, employee, or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or any Person described in the succeeding clauses (iii) and (iv), as applicable, to hold an investment in Holdings or any direct or indirect parent thereof in connection with such Person’s estate or tax planning, (iii) any spouse, former spouse, parents or grandparents or any descendant (including adopted children and step-children) or spouse or former spouse of the foregoing, of any such current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof, who is transferred Equity Interests of Holdings or any direct or indirect parent thereof by any such director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof (or by any vehicle described in clause (ii) above), in connection with such Person’s estate or tax planning, and (iv) any Person who acquires an investment in Holdings or any direct or indirect parent thereof by will or by the laws of intestate succession as a result of the death of any such current or former director, officer, employee or member of management of Holdings or any of its Subsidiaries or any direct or indirect parent thereof or of any person described in clause (iii) immediately above.

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of the Agreement which constitutes fees, costs or charges imposed on lenders by any Governmental Authority generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Lending Office.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of Holdings and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their material obligations under the Loan Documents, (c) any material portion of the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on any material portion of the Collateral or the priority of such Liens (in each case subject to Liens permitted pursuant to Section 6.02), or (d) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders thereunder.

“Material Domestic Subsidiary” means any Domestic Subsidiary of Holdings other than (a) an Immaterial Subsidiary, (b) a Subsidiary that (i) is a FSHCO or (ii) is a direct or indirect subsidiary of a Subsidiary that is a CFC or FSHCO, (c) any Subsidiary that is not wholly-owned and is contractually prohibited by the applicable shareholder documents or otherwise from providing a Guarantee of the Obligations as long as such prohibition was not established in contemplation of the requirement to Guarantee the Obligations, (d) any Subsidiary that is a non-profit Subsidiary and (e) any Subsidiary to the extent the provision of a Guarantee of the Obligations (i) is prohibited by applicable law, regulation or any contractual obligation existing on the Effective Date (or, if later, on the date such Subsidiary is acquired (and, in each case, not established in anticipation thereof)) or (ii) would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been received).

“Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or any obligations under Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $15.0 million. For purposes of determining Material Indebtedness, the aggregate principal amount of “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the aggregate amount that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time and after giving effect to any rights available under applicable laws or agreements with regard to collateral, netting, setoff or similar rights.

“Maturity Date” means the earliest to occur of (a) the Stated Maturity Date, (b) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof and (c) the date that the Loans, if any, are declared due and payable pursuant to Article VII hereof.

“Maximum Incremental Facilities Amount” shall mean:

(i) (A) an aggregate amount equal to $125 million, plus (B) the amount of any prepayment of Loans, to the extent accompanied by a corresponding permanent reduction in the Commitment (other than pursuant to Section 2.09(e)) (the “Fixed Incremental Amount”), plus

(ii) an unlimited amount so long as, on a pro forma basis, determined after giving effect to the incurrence of any Incremental Term Loan Facility or Commitment Increase, as applicable, and any Permitted Acquisition or other permitted investment to be consummated in connection therewith, any Indebtedness repaid with the proceeds thereof and any investment, disposition or debt incurrence in connection therewith and all other pro forma adjustments, but excluding the cash proceeds of such

Indebtedness then being incurred from netting in the calculation of the Total Net Leverage Ratio, with respect to any such Incremental Term Loan Facility or Commitment Increase, as applicable, the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent does not exceed 4.00 to 1.00 (the “Incurrence Ratio”); provided that the Incurrence Ratio, as so calculated, shall be permitted to exceed 4.00 to 1.00 to the extent of any Incremental Term Loan Facilities or Commitment Increase, as applicable, incurred in reliance on the Fixed Incremental Amount concurrently with the incurrence of any Incremental Term Loan Facility or Commitment Increase, as applicable, pursuant to this clause (ii); provided, that (x) for purposes of determining compliance with the foregoing Incurrence Ratio in this clause (ii), any Incremental Term Loan Facility or Commitment Increase, as applicable, shall be deemed to be drawn in full and any use of such Incremental Term Loan Facilities or Commitment Increase, as applicable, to prepay Indebtedness shall be given pro forma effect and (y) to the extent the proceeds of any Incremental Term Loan Facility or Commitment Increase, as applicable, are intended to be applied to finance a Limited Condition Acquisition, if the Borrower has made an LCT Election with respect to such Limited Condition Acquisition, Total Funded Indebtedness and EBITDA, for purposes of determining compliance with the Incurrence Ratio, shall be determined instead, on a pro forma basis, only (i) in the case of Total Funded Indebtedness, as of the date, and (ii) with respect to EBITDA, for the most recently ended Reference Period prior to the date, in each case on which the relevant agreement with respect to such Limited Condition Acquisition is entered into as if the Limited Condition Acquisition has occurred on such date. For the avoidance of doubt, (A) the Borrower may elect to use this clause (ii) regardless of whether the Borrower has capacity under the Fixed Incremental Amount, and (B) the Borrower may elect to use this clause (ii) prior to using the Fixed Incremental Amount, and if both clause (ii) and the Fixed Incremental Amount are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use this clause (ii) prior to using any amount available under the Fixed Incremental Amount, plus

(iii) the Specified Issuance Incremental Amount.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“MSSF” means Morgan Stanley Senior Funding, Inc. and/or any Affiliate thereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Holdings or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” and “Notes” have the meanings assigned to such terms in Section 2.10(e).

“Notice of Increase” has the meaning assigned to such term in Section 2.23(a)(i).

“Notice of Loan Prepayment” means a notice of prepayment in respect of a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an authorized officer.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of Holdings and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (other than any customary repurchase obligations resulting from a breach of representations and warranties, covenants, servicing obligations and indemnities under a securitization facility), (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases) but does constitute an off-balance sheet liability under GAAP.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection solely arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment in Full” means as of any date of determination, that: (a) the entire amount of principal of and interest due on the Loans, and all other amounts of fees, payments and other obligations due under this Agreement, the other Loan Documents and the Notes are paid in full in cash (other than contingent indemnification obligations and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto, and any Banking Services Obligations not then due and owing); (b) the commitments to lend under this Agreement have been terminated; (c) there are no outstanding Letters of Credit (other than Letters of Credit that have been Cash Collateralized in accordance with the requirements of this Agreement or other arrangements acceptable to the Issuing Bank); (d) there are no outstanding Swap Agreement Obligations (or arrangements with respect thereto have been implemented which are acceptable to the relevant counterparty); and (e) all Obligations (other than contingent indemnification obligations and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto, and any Banking Services Obligations not then due and owing) have been paid in full in cash.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition in which each of the following conditions is satisfied:

(a) the Person or business which is the subject of such Acquisition is in a line of business permitted by Section 6.03(b);

(b) all governmental, corporate and material third-party approvals and consents necessary in connection with such Acquisition shall have been obtained and be in full force and effect;

(c) if acquiring a Person, unless such Person is contemporaneously merged with and into the Borrower or a Subsidiary of the Borrower, such Person shall, to the extent required by Section 5.09, become a Loan Party and comply with the requirements of Section 5.09; provided, that if such Person is a Domestic Subsidiary, such Person shall be required to comply with Section 5.09 as if such Person were a wholly-owned direct or indirect Subsidiary of Holdings;

(d) such Acquisition shall be consummated in all material respects in accordance with the terms of the acquisition agreement executed in connection therewith and with all other material agreements, instruments and documents implementing such Acquisition and in compliance with applicable law and regulatory approvals;

(e) subject to Section 1.08 with respect to Limited Condition Acquisitions, no Event of Default shall have occurred and be continuing immediately before giving pro forma effect to such Acquisition and immediately after giving effect to such Acquisition;

(f) after giving effect to such Acquisition (including the incurrence, assumption or acquisition of any Indebtedness in connection therewith) the Loan Parties will be in pro forma compliance with the Financial Covenant for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent; and

(g) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Person to be acquired.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, covenants, conditions, zoning restrictions, rights-of-way, minor defects or other irregularities in title and/or similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublesee, in the property subject to any lease, license or sublicense or concession arrangement permitted by this Agreement;

(h) Liens arising from Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(j) Liens that are contractual rights of set-off;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Equity Derivatives” means any forward purchase, accelerated share purchase, call option transaction, capped call option transaction, bond hedge transaction, warrant transaction (whether such warrant is settled in Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent of Holdings (including Topco), cash or a combination thereof) or other equity derivative transactions relating to any Convertible Debt of Holdings or any direct or indirect parent of Holdings (including Topco) or any other Loan Party; provided, that any Restricted Payment made in connection with such transaction is permitted pursuant to Section 6.07, including any Swap Agreements executed in connection therewith (or deemed executed therewith).

“Permitted Holder” shall mean any of (i) the Sponsor, the Sponsor’s Affiliates (other than any portfolio company of the Sponsor) and the Management Equityholders and any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members (provided, that the Sponsor, the Sponsor’s Affiliates and/or the Management Equityholders collectively comprise at least a majority in interest of such “group”), (ii) any direct or indirect parent of the Borrower not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change in Control; (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Equity Interests of Holdings or any direct or indirect parent of Holdings, acting in such capacity and (iv) any employee benefit plan or any person acting as a trustee, agent or other fiduciary or administrator for Permitted Holders or any group thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan or a Foreign Pension Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors of the Federal Reserve System of the United States of America (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prohibited Transaction” means the occurrence of a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA for which there was no exemption under Section 4975(d).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10 million at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an ECP and can cause another person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.

“Rate Determination Date” means two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Period” has the meaning assigned to such term in the definition of “EBITDA”.

“Refinancing” has the meaning assigned to such term in Section 4.01(k).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Indemnitee Parties” means, with respect to any specified Indemnitee, such Indemnitee’s controlled Affiliates and the respective officers, directors, employees, advisors, agents or other representatives of such Indemnitee or such Indemnitee’s controlled Affiliates acting at the direction of such Indemnitee.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of any Hazardous Materials into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).

“Requested Increase Amount” has the meaning assigned to such term in Section 2.23(a)(i).

“Requested Increase Date” has the meaning assigned to such term in Section 2.23(a)(i).

“Requested Incremental Term Loan Date” has the meaning assigned to such term in Section 2.22(a)(i).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time; provided that if there is more than one but less than four non-Affiliated Lenders, Required Lenders shall mean at least two non-Affiliated Lenders representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.08.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or such Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings or such Subsidiary.

“Restricted Subsidiary” means, as to any Person, any existing or future direct or indirect subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of Holdings and each reference (expressed or implied) to a Restricted Subsidiary of Holdings shall include, in any event, the Borrower.

“Revaluation Date” means (a) with respect to any Loan (other than any Letter of Credit issuance), each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Alternative Currency pursuant to Section 2.08, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Effective Date, (iv) the first Business Day of each calendar month and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably determine or the Required Lenders shall require.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.02.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (as of the Effective Date, consisting of Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, or as applicable, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person majority-owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council or (c) as applicable, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(a).

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to any Person that, at such time or at the time of entering into such arrangement with a Loan Party or any Subsidiary, was the Administrative Agent, a Lender or an Affiliate thereof, in each case, with respect to such Swap Agreement Obligations, to the extent designated by the Borrower in a written statement (including by way of email) to the Administrative Agent as constituting Secured Obligations (such Swap Agreement Obligations, “Secured Swap Agreement Obligations”); provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Secured Parties” means the Administrative Agent, each Lender, each Issuing Bank and each other provider of Secured Obligations as permitted pursuant to the definition thereof.

“Secured Swap Agreement Obligations” has the meaning assigned to such term in the definition of “Secured Obligations”.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, among Holdings, each Subsidiary of Holdings party thereto from time to time, and the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Senior Secured Net Leverage Ratio” means, as of any date, the ratio of (a) Total Funded Indebtedness which is secured by a Lien on any assets of Holdings or its Restricted Subsidiaries on such date, less Unrestricted Cash and Cash Equivalents to (b) EBITDA for the Reference Period then most recently ended.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR and Term SOFR.

“Special Notice Currency” means any Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe agreed to by the Administrative Agent and each applicable Lender in each of their sole discretion.

“Specified Event of Default” means an Event of Default under clauses (a), (b), (h), (i) or (j) of Article VII.

“Specified Issuance” means the issuance of any Incremental Term Loan Facility or incurrence of any Indebtedness by the Borrower or any other Loan Party pursuant to Section 6.01(s) in the form of notes, including for the avoidance of doubt, pursuant to the issuance of Convertible Debt and related Permitted Equity Derivatives and, in each case, solely to the extent that such Incremental Term Loan Facility or Indebtedness incurrence is designated by the Borrower as a Specified Issuance.

“Specified Issuance Commitment Reduction” has the meaning assigned to such term in Section 2.09(e).

“Specified Issuance Incremental Amount” means $0 as of the Effective Date; provided, that such amount shall be automatically increased by an amount equal to the Specified Issuance Commitment Reduction (which, for the avoidance of doubt, shall not exceed the maximum amount of such reduction in Commitments as set forth in the proviso contained in Section 2.09(e)).

“Specified Representations” means the representations and warranties set forth in Sections 3.01(a), 3.02, 3.03(b), 3.08, 3.13, 3.14, 3.15, and 3.18.

“Sponsor” means, collectively and individually, as the context may require, Vista Equity Partners Management, LLC, and its Controlled Investment Affiliates.

“Stated Maturity Date” means the fifth anniversary of the Effective Date; provided, that individual Lenders may elect to extend the Maturity Date applicable to their Loans and Commitments pursuant to the terms and conditions of Section 2.25.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurodollar funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurocurrency Loans shall be deemed to constitute eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of Holdings, the Borrower or another Loan Party, as applicable.

“Supported QFC” has the meaning assigned to such term in Section 9.20.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Person that, at the time of entering into such Swap Agreement, is the Administrative Agent, a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Tax Change” means any change in the Code or any other applicable Requirements of Law that would have the effect of changing the amount of Taxes due and payable by Holdings and its Restricted Subsidiaries for any taxable period, as compared to the amount of Taxes that would have been due and payable by Holdings and its Restricted Subsidiaries for such taxable period under the Code or any other Requirements of Law as in effect immediately prior to such change; provided for avoidance of doubt, that the calculation of a change in Taxes due and payable shall take into account all changes to the Code or any other Requirements of Law.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Topco” means Datto Holding Corp. (formerly known as Merritt Topco, Inc.), a Delaware corporation.

“Total Funded Indebtedness” means, at any date, the aggregate principal amount of all Funded Indebtedness of Holdings and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Total Funded Indebtedness on such date, less Unrestricted Cash and Cash Equivalents to (b) EBITDA for the Reference Period then most recently ended.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the Refinancing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash and Cash Equivalents” means, at any date, the cash and Cash Equivalents of the Loan Parties that are (or would be) included on the balance sheet of Holdings as of such day which are not identified as “restricted” in accordance with GAAP and which are free and clear of all Liens (other than non-consensual liens and liens in favor of the Secured Parties pursuant to the Collateral Documents to secure the Secured Obligations (which lien may also secure other Indebtedness secured on a pari passu basis with, or on a junior basis to, the Secured Obligations, so long as such lien does not secure such other Indebtedness on a greater priority basis than the Lien securing the Secured Obligations), in each case, permitted under Section 6.02).

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13.

“U.S. Person” means a United States person as defined in section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any Loan Party, the Administrative Agent, and any other withholding agent as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” mean the lawful currency of Japan.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatement, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP; Tax Laws. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if after the Effective Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof or any Tax Change and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof or such Tax Change (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof or such Tax Change, then such provision shall be interpreted on the basis of GAAP and/or the Applicable Tax Laws, as the case may be, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary herein (including, without limitation and for the avoidance of doubt, this Section 1.04), the Loan Parties (or any direct or indirect parent thereof) may elect whether to implement ASC 842 in their sole discretion, and shall be permitted to maintain books and records and calculate financial definitions, tests and ratios giving effect to ASC 842 and shall under no circumstances shall such implementation be considered a “change in GAAP”, nor shall the Loan Parties (or any direct or indirect parent thereof) be required to maintain books and records, calculate any financial definition, test or ratio or otherwise report without (or, at the election of the Borrower, after) giving effect to ASC 842.

SECTION 1.05 Financial Ratios. Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.06 Pro Forma and Other Calculations. Notwithstanding anything to the contrary herein, for purposes of determining compliance with the Financial Covenant or otherwise for purposes of determining the Total Net Leverage Ratio, Senior Secured Net Leverage Ratio, First Lien Net Leverage Ratio and EBITDA, (x) such calculations shall be made on a pro forma basis with respect to any Permitted Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business or the incurrence of Indebtedness to the extent any such event occurs during the applicable four-quarter period to which such calculation relates, or, other than in the case of determining compliance with the Financial Covenant, subsequent to the end of such four-quarter period but not later than the date of such calculation and (y) in connection with the initial incurrence of any revolving Indebtedness incurred after the Effective Date, any such revolving Indebtedness shall be deemed to be drawn in full and the cash proceeds of such Indebtedness shall be excluded from netting in the applicable calculation of the Total Net Leverage Ratio, Senior Secured Net Leverage Ratio or First Lien Net Leverage Ratio required in the determination of whether the initial incurrence of such revolving Indebtedness is permitted hereunder.

For the avoidance of doubt, references to any calculations of EBITDA, Net Income, First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio and Total Leverage Ratio (or, in each case, any component definition in the calculation thereof) shall be deemed to be references of EBITDA, Net Income, First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Leverage Ratio (or, in each case, any component definition in the calculation thereof), as applicable, in each case, of Holdings and its Restricted Subsidiaries unless otherwise explicitly stated.

SECTION 1.07 Divisions and Serial Investments.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

For purposes of Section 6.04, notwithstanding anything contrary set forth herein, in the event that the Borrower or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Subsidiaries to ultimately make an investment (including any acquisition) or loan of the Invested Amount in, to or of any Subsidiary or any Person in which such investment (including any acquisition) or loan is ultimately made (the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to, in or of one or more other Subsidiaries other than the Subject Person (each, an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.04, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an investment (including any acquisition) or loan of the Invested Amount by the Initial Investing Person in, to or of the Subject Person and not an investment (including any acquisition) or loan in, to or of any Intermediate Investing Person.

SECTION 1.08 Limited Condition Acquisitions. Notwithstanding anything to the contrary herein, for purposes of (i) measuring the relevant ratios (including the First Lien Net Leverage Ratio (including, without limitation, for purposes of determining pro forma compliance with the Financial Covenant as a condition to effecting any such transaction), the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio) and baskets (including baskets measured as a percentage of EBITDA or Consolidated Total Assets) with respect to the incurrence of any Indebtedness or Liens or the making of any Permitted Acquisitions or other similar investments, or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in the case of clauses (i) and (ii), in connection with a Limited Condition Acquisition, if the Borrower has made an LCT Election with respect to such Limited Condition Acquisition, the date of determination of whether any such action is permitted hereunder (including, in the case of calculating EBITDA, the reference date for determining which Reference Period shall be the most recently ended Reference Period for purposes of making such calculation) shall be deemed to be the date the definitive agreements for (or in the case of an Limited Condition Acquisition that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate) such Limited Condition Acquisition are entered into (the “LCT Test Date”), and if, after giving pro forma effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred (with respect to income statement items) at the beginning of, or (with respect to balance sheet items) on the last day of, the most recent Reference Period ending prior to the LCT Test Date, the Loan Parties could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket, representation and warranty, or Event of Default “blocker” such ratio, basket, or representation and warranty or Event of Default “blocker” shall be deemed to have been complied with (and no Default or Event of Default shall be deemed to have arisen thereafter with respect to such Limited Condition Acquisition from any such failure to comply with such ratio, basket, or representation and warranty). For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, baskets, Default or Event of Default “blockers” or representations and warranties for which compliance was determined or tested as of the LCT Test Date would thereafter have failed to have been satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in EBITDA, Unrestricted Cash and Cash Equivalents, Total Funded Indebtedness or Consolidated Total Assets or otherwise, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or representations and warranties will not be deemed to have failed to have been satisfied as a result of such fluctuations or otherwise. If the Borrower has made an LCT Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for (or in the case of an Limited Condition Acquisition that involves some other manner of establishing a binding obligation under local law, such other binding obligations to consummate) such Limited Condition Acquisition is terminated or expires, in each case without consummation of such Limited Condition Acquisition, any such ratio (other than the Financial Covenant) or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Notwithstanding the foregoing provisions of this paragraph or any other provision of this Agreement, any unfunded commitments outstanding at any time in respect of any individual Incremental Term Loan Facility pursuant to Section 2.22 established to finance a Limited Condition Acquisition may be terminated only by the lenders holding more than 50% of the aggregate amount of the commitments in respect of such Incremental Term Loan Facility (or by the Administrative Agent acting at the request of such Lenders), and not, for the avoidance of doubt, automatically or by the Required Lenders or any other Lenders (or by the Administrative Agent acting at the request of the Required Lenders or any other Lenders).

SECTION 1.09 Deliveries. Notwithstanding anything herein to the contrary, whenever any document, agreement or other item is required by any Loan Document to be delivered or completed on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

SECTION 1.10 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Borrowings denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

SECTION 1.11 Change in Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally (but not jointly) agrees to make Loans to the Borrower, in Dollars or in one or more Alternative Currencies, from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment, and the aggregate outstanding amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $250,000 (or such other amount as is reasonably acceptable to the Administrative Agent) and not less than the Dollar Equivalent of $500,000; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (or such other amount as is reasonably acceptable to the Administrative Agent) and not less than $1 million; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of eight (8) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) in substantially the form of Exhibit F and signed by the Borrower or by telephone (such request a “Borrowing Request”) (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 10:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 10:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing, (c) in the case of a Eurocurrency Borrowing denominated in a Special Notice Currency, five Business Days before the date of the proposed Borrowing, or (d) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing; provided, that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or electronic delivery to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) the currency of the Loans to be borrowed; and

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing with a one month Interest Period. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any Borrowing, then the Borrowings so requested shall be made in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Section intentionally omitted].

SECTION 2.05 [Section intentionally omitted].

SECTION 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (and the Issuing Bank shall issue) standby Letters of Credit denominated in dollars or Alternative Currencies as the applicant thereof for the support of its or its Subsidiaries’ obligations in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this clause (a), the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, in either such case, in violation of any such applicable Sanctions or (B) in any manner that would result in a violation of applicable Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic renewal permitted pursuant to clause (c) of this Section 2.06)), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event no less than three Business Days (or in the case of a Letter of Credit denominated in an Alternative Currency, five Business Days) prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section 2.06) and whether such Letter of Credit shall contain automatic extension or renewal provisions, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $40 million (the “Letter of Credit Sublimit”), (ii) the Aggregate Credit Exposure shall not exceed the aggregate Commitments of all Lenders and (iii) no Issuing Bank’s LC Exposure shall exceed its Letter of Credit Sublimit Allocation as set forth on the Commitment Schedule (which Letter of Credit Sublimit Allocation (as to any Issuing Bank), for the avoidance of doubt, will be automatically adjusted as is necessary from time to time upon an assignment of Revolving Credit Loan Commitments such that each Issuing Bank maintains a pro rata percentage of the overall Letter of Credit Sublimit equal to such Issuing Bank’s (or their applicable Affiliate’s) Applicable Percentage (in their capacity as a Lender) of the aggregate Revolving Credit Commitments; it being understood and agreed that any other increase to an Issuing Bank’s Letter of Credit Sublimit Allocation shall not be made without the prior written consent of such Issuing Bank).

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any one-time renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Stated Maturity Date. Each Letter of Credit with automatic extension or renewal provisions shall, subject to the right of the respective Issuing Bank to terminate such automatic renewal in accordance with the terms of such Letter of Credit upon the occurrence of an Event of Default, be automatically renewed for a successive one-year period on each anniversary of the date of the issuance of such Letter of Credit, until cancelled by the Borrower by notice to the applicable Issuing Bank in accordance with the terms of such Letter of Credit agreed upon at the time such Letter of Credit is issued; provided, that such Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Stated Maturity Date if not earlier cancelled.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to the Dollar Equivalent of such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be payable on the date when such reimbursement is due; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.06, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided, that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Defaults have been cured or waived. Additionally, (x) if the Administrative Agent notifies the Borrower at any time that the LC Exposure at such time exceeds 103% of the Letter of Credit Sublimit then in effect, then within two Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the LC Exposure in an amount not less than the amount by which the LC Exposure exceeds the Letter of Credit Sublimit and (y) if the Administrative Agent notifies the Borrower at any time that the LC Exposure of all Loans and Letters of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 103% of the Alternative Currency Sublimit then in effect, then within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or Cash Collateral Letters of Credit in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.06, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m) Continuing Letters of Credit. All Continuing Letters of Credit shall be deemed to have been issued pursuant hereto as a Letter of Credit by the applicable Issuing Bank set forth on Schedule 1, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof as a Letter of Credit.

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 1:00 p.m., New York City time, in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case, to the account of the Administrative Agent for the applicable currency most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Banks.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.07 (or, in the case of an ABR Loans, that such Lender has made such share available in accordance with and the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.08, the Borrower may notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or electronic communication to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit G and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing with a one month Interest Period. If the Borrower fails to deliver a timely Interest Election Request with respect to continuation of a Eurocurrency Borrowing denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Loans in their original currency with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated or extended pursuant to the terms and conditions hereof, all Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time, without (subject to Section 2.16) premium or penalty, terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding

Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the applicable Issuing Bank) in an amount equal to 103% of the LC Exposure as of such date), (iii) the payment in full of all accrued and unpaid fees required hereunder, and (iv) the payment in full of all reimbursable expenses and other Obligations due under this Agreement and the other Loan Documents together with accrued and unpaid interest thereon (other than contingent indemnification obligations and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto).

(c) The Borrower may from time to time, without (subject to Section 2.16) premium or penalty, reduce the Commitments; provided, that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1 million and not less than $5 million unless such amount represents all of the remaining Commitments, and (ii) the Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Credit Exposure would exceed the aggregate Commitments of all Lenders.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) or (c) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Commitments shall be automatically and permanently reduced by an amount equal to fifty percent (50%) of the aggregate principal amount of Indebtedness incurred by Holdings or any of its Restricted Subsidiaries pursuant to a Specified Issuance (such reduction, the “Specified Issuance Commitment Reduction”); provided, that the Commitments may only be reduced pursuant to the terms of this clause (e) by up to $100 million.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 and the Register, the Register shall govern.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (each a “Note” and, collectively, the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns and in a form reasonably acceptable to the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to such payee and its registered assigns.

SECTION 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time, without (subject to Section 2.16) premium or penalty, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (c) of this Section 2.11.

(b) In the event and on such occasion that the Aggregate Credit Exposure exceeds the aggregate Commitments of all Lenders, the Borrower shall prepay the Loans and/or Cash Collateralize the LC Exposure (in accordance with Section 2.06(j)) in an aggregate amount equal to such excess. Additionally, if the Administrative Agent notifies the Borrower at any time that the LC Exposure of all Loans and Letters of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 103% of the Alternative Currency Sublimit then in effect, then within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or Cash Collateral Letters of Credit in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(c) The Borrower shall notify the Administrative Agent pursuant to a delivery to the Administrative Agent of a Notice of Loan Prepayment of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 10:00 a.m., New York City time, (x) three Business Days before the date of prepayment of a Eurocurrency Loan denominated in Dollars, (y) four Business Days before the date of prepayment of a Eurocurrency Loan denominated in Alternative Currency (other than Special Notice Currencies) or (z) five Business Days before the date of prepayment of a Eurocurrency Loan denominated in Special Notice Currencies, or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, subject to Section 2.20) a commitment fee in Dollars, which shall accrue at the Commitment Fee Rate set forth in the definition of Applicable Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that if such payment date is not a Business Day, such date shall be the Business Day immediately following such date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, subject to Section 2.20) a participation fee in Dollars with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily Dollar Equivalent amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee in Dollars, which shall accrue at the rate of 0.125% per annum on the average Dollar Equivalent daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the last day of each such calendar quarter, commencing on the first such date to occur after the Effective Date; provided that if such date is not a Business Day, such date shall be the Business Day immediately following such date; provided further, that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, and to any Lender, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or such Lender.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.13.

(d) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided, that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (x) interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), or (y) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

SECTION 2.14 Alternate Rate of Interest; Illegality.

(a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the LIBO Rate or Adjusted LIBO Rate, as applicable, for any requested Interest Period, including, without limitation, because the LIBO Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii) that the Adjusted LIBO Rate or the LIBO Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Eurocurrency Borrowing;

(iii) the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or the LIBO Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent, that will continue to provide the LIBO Rate after such specific date (such specific date, the “Scheduled Unavailability Date”);

(iv) the regulatory supervisor for the administrator of the LIBO Rate has made a public statement that the LIBO Rate is no longer representative; or

(v) that U.S. dollar-denominated syndicated credit facilities that include language similar to that contained in this Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate and the Administrative Agent or the Required Lenders elect to adopt a new benchmark interest rate to replace the LIBO Rate;

then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the LIBO Rate in accordance with this Section 2.14 with (x) one or more SOFR-Based Rates or (y) any other alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and/or any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the relevant Governmental Authority and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks and/or any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the relevant Governmental Authority, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment” and, any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace the LIBO Rate with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace the LIBO Rate with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment; provided, further, that such amendment shall meet the standards set forth in Proposed Section 1.1001-6 of the United States Treasury Regulation so as not to be treated as a “modification” (and therefore an exchange) of any advances for purposes of Section 1.0001-3 of the United States Treasury Regulation. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist (whether or not such circumstances are unlikely to be temporary), the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods). Upon receipt of such notice, the Borrower may revoke any pending request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for an ABR Borrowing in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate (after giving effect to any benchmark adjustment thereto, in the case of any SOFR-Based Rate) be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent and the Borrower will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Lenders.

(b) If after the date hereof, the adoption of any applicable law, or any change in any applicable law (whether adopted before or after the Effective Date), or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or its applicable Lending Office with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender or its applicable Lending Office to make, maintain or fund its portion of Eurocurrency Loans, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 2.14(b), such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article II, the Borrower shall repay in full the then outstanding principal amount of such Lender’s portion of each affected Eurocurrency Loan, together with accrued interest thereon, on either (i) the last day of the then current Interest Period applicable to such affected Eurocurrency Loans if such Lender may lawfully continue to maintain and fund its portion of such Eurocurrency Loan to such day or (ii) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected Eurocurrency Loans to such day. Concurrently with repaying such portion of each affected Eurocurrency Loan denominated in Dollars, the Borrower may borrow an ABR Loan from such Lender, whether or not it would have been entitled to effect such borrowing and such Lender shall make such Loan, if so requested, in an amount such that the outstanding principal amount of the affected Loan made by such Lender shall equal the outstanding principal amount of such Loan immediately prior to such repayment. The obligation of such Lender to make Eurocurrency Loans is suspended only until such time as it is once more possible and legal for such Lender to fund and maintain Eurocurrency Loans.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the applicable Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to clauses (a), (b) and (c) of this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender or any Issuing Bank incurs any Mandatory Costs attributable to the Obligations, then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, or (e) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (which shall not include any loss of margin or Applicable Rate). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth, in reasonable detail, any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

SECTION 2.17 Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. Without duplication for any Indemnified Taxes paid pursuant to this Section 2.17, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. Without duplication of any obligation contained in Section 2.17(a) or (b), the Loan Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; provided, that in such case the Lender shall indemnify the Borrower and the Administrative Agent from any and all liabilities arising therefrom.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Recipient that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Foreign Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable; or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or any successor form), and/or other certification documents from each Beneficial Owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Foreign Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Status of Agent. MSSF, as the Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrower, on or prior to the date that it becomes a party to this Agreement, properly completed copies of the documentation prescribed in clause (i) or (ii) of this Section 2.17(g), as applicable (together with all required attachments thereto): (i) if the Administrative Agent is a U.S. Person, executed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax, or (ii) if the Administrative Agent is not a U.S. Person, (A) with respect to fees received on its own behalf, executed copies of IRS Form W-8ECI and any such other documentation prescribed by applicable law that would allow the Borrower to make payments to such Administrative Agent without deduction or withholding of any U.S. federal withholding Taxes and (B) with respect to payments received on account of any Lender, executed copies of a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal tax purposes. The Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 2.17(g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts given rise to such refund had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person or to require any indemnified party to apply for a refund.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a) All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Lending Office in Dollars and in Same Day Funds not later than 1:00 p.m., New York City time, on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Lending Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Loan (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after (i) 1:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (ii) after an Event of Default has occurred and is continuing, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to the payment of any amounts owing with respect to Banking Services Obligations and Secured Swap Agreement Obligations, fifth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as Cash Collateral for such Obligations and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Notwithstanding the foregoing, Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause fourth if the Administrative Agent has not received written notice thereof in accordance with the definition of Secured Obligations, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c) At the election of the Borrower but subject to the conditions set forth in Section 4.02, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section 2.18 or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to (A) the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply) or (B) to the extent such payment is made directly by the Borrower or any Subsidiary (and is not otherwise permitted by this Agreement), any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrower with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrower’s convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrower shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower or the Loan Guarantors are required to pay any Indemnified Taxes or additional amounts to any Lender (or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) any Lender fails to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, (iii) the Borrower or the Loan Guarantors are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iv) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have received the prior written consent to the identity of such assignee of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Sections 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and LC Exposure related to any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein);

(e) if (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no such Issuing Bank shall be required to issue or increase any Letter of Credit unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder; and

(f) in the event and on the date that each of the Administrative Agent, the Borrower and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Nothing contained herein shall be deemed to be a release of any claims of the Administrative Agent or the Borrower against any Defaulting Lender for its breach of any of its obligations under this Agreement.

SECTION 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22 Incremental Term Loans.

(a) The Borrower shall have the right at any time after the Effective Date to request one or more tranches of term loans (each an “Incremental Term Loan Facility”; and the commitments with in respect thereof the “Incremental Term Loan Commitments”) in accordance with the following provisions and subject to the following conditions:

(i) The Borrower shall give the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders, at least ten Business Days’ prior written notice (an “Incremental Term Loan Notice”) of any such requested increase specifying the aggregate amount of such Incremental Term Loan Facility, which shall be at least $5 million and shall not exceed the Maximum Incremental Facilities Amount, the requested date of such Incremental Term Loan Facility (the “Requested Incremental Term

Loan Date”) and the date by which the Lenders wishing to participate in the Incremental Term Loan Facility must commit (the “Incremental Term Loan Commitment Date”). Each Lender that is willing in its sole discretion to participate in such requested Incremental Term Loan Facility (each an “Incremental Term Loan Lender”) shall give written notice to the Administrative Agent on or prior to the Incremental Term Loan Commitment Date of the amount in which it is willing to provide a commitment.

(ii) Promptly following each Incremental Term Loan Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Incremental Term Loan Facility. In addition, the Borrower may extend offers to one or more Eligible Assignees, each of which must be reasonably satisfactory to the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) to participate in any portion of the requested Incremental Term Loan Facility; provided, however, that the Incremental Term Loan Commitment of each such Eligible Assignee shall be in an amount of not less than $1 million or an integral multiple of $1 million in excess thereof (or equal to the total remaining capacity under the Maximum Incremental Facilities Amount). Any such Eligible Assignee that agrees to acquire an Incremental Term Loan Commitment pursuant hereto is herein called an “Additional Incremental Term Loan Lender”.

(iii) Incremental Term Loan Commitments shall become effective under this Agreement pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Incremental Term Loan Commitments, if any, each Additional Incremental Term Loan Lender, if any, and the Administrative Agent pursuant to Section 9.02(f) hereof. The Incremental Term Loan Amendment may, without need for the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, in order to give effect to the provisions of this Section 2.22.

(iv) (A) Any Incremental Term Loan Facility shall be ratably secured with the Loans, (B)(i) any Incremental Term Loan Facility in the form of a “Term Loan A” provided by bank lenders shall not mature earlier than the Stated Maturity Date and (ii) any Incremental Term Loan Facility in the form of a “Term Loan B” shall not mature earlier than 91 days after the Stated Maturity Date, (C) no Incremental Term Loan Facility in the form of a “Term Loan B” shall have amortization of greater than 5% of the original principal amount of such Incremental Term Loan Facility per year, (D) the Applicable Rate relating to any Incremental Term Loan Facility shall be determined by the Borrower and the Lenders providing such Incremental Term Loan Facility and (E) any Incremental Term Loan Facility shall otherwise be on terms and pursuant to documentation to be determined by the Borrower and the Persons willing to provide such Incremental Term Loan Facility; provided, that to the extent such terms and documentation are not consistent with the then existing Commitments or Incremental Term Loan Commitments (other than with respect to pricing, prepayments, call protection, amortization, maturity and, with respect to a “Term Loan B” other market driven terms and provisions) they shall be reasonably satisfactory to the Administrative Agent (it being agreed that Incremental Term Loan Facilities may contain customary mandatory prepayments, voting rights and prepayment premiums).

(v) The Borrower will use the proceeds of the Incremental Term Loan Facility for any purpose not prohibited by this Agreement.

(vi) No Lender shall be obligated to provide any Incremental Term Loan Facility, unless it so agrees.

(b) Anything in this Section 2.22 to the contrary notwithstanding, no Incremental Term Loan Facility pursuant to this Section 2.22 shall be effective unless:

(i) Immediately before and after giving effect to each Incremental Term Loan Amendment and the applicable Incremental Term Loan Facility, (x) no Default or Event of Default shall have occurred and be continuing and (y) the condition set forth in Section 4.02(a) shall be satisfied; provided that to the extent the proceeds of any Incremental Term Loan Facility are intended to be applied to finance a Limited Condition Acquisition, if agreed to by the Incremental Term Loan Lenders or the Additional Incremental Term Loan Lenders providing such Incremental Term Loan Facility, (x) the only representations and warranties that will be required to be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of the applicable closing date for such Incremental Term Loan Facility shall be (A) the Specified Representations with respect to the applicable acquired company or business and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Incremental Term Loan Lenders or the Additional Incremental Term Loan Lenders, but only to the extent that Holdings or the applicable Subsidiary has the right to terminate its obligations under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement and (y) the only condition with respect to absence of a Default or Event of Default shall be the absence of a Default or Event of Default at the time such acquisition agreement is entered into;

(ii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates consistent with the documentation delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) any reaffirmation or similar documentation as reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loan Lender or Additional Incremental Term Loan Lender is provided with the benefit of the applicable Loan Documents

(iii) subject to Section 1.08, after giving effect to such Incremental Term Loan Facilities, the aggregate principal amount of all such Incremental Term Loan Facilities incurred or issued since the Effective Date, together with any Commitment Increases incurred or issued since the Effective Date, shall not exceed the then Maximum Incremental Facilities Amount; and

(iv) subject to Section 1.08, after giving effect to any such Incremental Term Loan Facility, the Loan Parties shall be in pro forma compliance with the Financial Covenant for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent.

SECTION 2.23 Increase of Commitments.

(a) The Borrower shall have the right at any time after the Effective Date to request that the aggregate Commitments hereunder be increased (a “Commitment Increase”) in accordance with the following provisions and subject to the following conditions:

(i) The Borrower shall give the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders, at least ten Business Days’ prior written notice (a “Notice of Increase”) of any such requested increase specifying the aggregate amount by which the Commitments are to be increased (the “Requested Increase Amount”), which shall be at least $5 million and shall not exceed the Maximum Incremental Facilities Amount, the requested date of increase (the “Requested Increase Date”) and the date by which the Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing in its sole discretion to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.

(ii) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. In addition, the Borrower may extend offers to one or more Eligible Assignees, each of which must be reasonably satisfactory to the Administrative Agent (such consent not to be unreasonably withheld), to participate in any portion of the requested Commitment Increase; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of not less than $1 million or an integral multiple of $1 million in excess thereof (or equal to the total remaining capacity under the Maximum Incremental Facilities Amount). Any such Eligible Assignee that agrees to acquire a Commitment pursuant hereto is herein called an “Additional Lender”.

(iii) Effective on the Requested Increase Date, subject to the terms and conditions hereof, (x) the Commitment Schedule shall be deemed to be amended to reflect the increases contemplated hereby, (y) the Commitment of each Increasing Lender shall be increased by an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount by which such Lender is willing to increase its Commitment), and (z) each Additional Lender shall enter into an agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which it shall undertake, as of such Requested Increase Date, a new Commitment in an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount by which such Lender is willing to participate in the requested Commitment Increase), and such Additional Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement.

(iv) If on the Requested Increase Date there are any Loans outstanding hereunder, the Borrower shall borrow from all or certain of the Lenders and/or prepay Loans of all or certain of the Lenders such that, after giving effect thereto, the Loans (including, without limitation, the Types and Interest Periods thereof) and such participations shall be held by the Lenders (including for such purposes the Increasing Lenders and the Additional Lenders) ratably in accordance with their respective Commitments. On and after each Requested Increase Date, the ratable share of each Lender’s participation in Letters of Credit and Loans from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

(b) Anything in this Section 2.23 to the contrary notwithstanding, no increase in the aggregate Commitments hereunder pursuant to this Section 2.23 shall be effective unless:

(i) as of the date of the relevant Notice of Increase and on the relevant Requested Increase Date and immediately after giving effect to such increase, (x) no Default or Event of Default shall have occurred and be continuing and (y) the condition set forth in Section 4.02(a) shall be satisfied; provided that to the extent the proceeds of any Requested Increase Amount are intended to be applied to finance a Limited Condition Acquisition, if agreed to by the Increasing Lenders or the Additional Lenders providing such Requested Increase Amount, (x) the only representations and warranties that will be required to be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of the applicable closing date for such Requested Increase Amount shall be (A) customary “specified representations” with respect to the applicable acquired company or business and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Increasing Lenders or the Additional Lenders, but only to the extent that Holdings or the applicable Subsidiary has the right to terminate its obligations under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement, and (y) the only condition with respect to absence of a Default or Event of Default shall be the absence of a Default or Event of Default at the time such acquisition agreement is entered into;

(ii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates consistent with the documentation delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) any reaffirmation or similar documentation as reasonably requested by the Administrative Agent in order to ensure that such Increasing Lender or Additional Lender is provided with the benefit of the applicable Loan Documents;

(iii) subject to Section 1.08, after giving effect to such Commitment Increases, the aggregate principal amount of all such Commitment Increases incurred or issued since the Effective Date, together with any Incremental Term Loan Facilities incurred or issued since the Effective Date, shall not exceed the then Maximum Incremental Facilities Amount;

(iv) subject to Section 1.08, after giving effect to any such Commitment Increase, the Loan Parties shall be in pro forma compliance with the Financial Covenant for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent and the Borrower shall have delivered to the Administrative Agent reasonably detailed calculations demonstrating such compliance; and

(v) except as otherwise specifically set forth herein or as may otherwise be agreed by the Administrative Agent, all of the other terms and conditions applicable to such Commitment Increase shall be identical to the terms and conditions applicable to the Revolving Credit Loans (other than with respect to any upfront fees, which may be as agreed by the Borrower and the Lenders providing such Commitment Increase). For the avoidance of doubt, any loans under any Commitment Increase shall be treated ratably in terms of right to payment and prepayment with loans under the Revolving Credit Loans and/or Commitments outstanding prior to the effectiveness of such Commitment Increase.

SECTION 2.24 Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, the Borrower or any of its Subsidiaries shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice thereof, in each case, to the extent such Banking Services or Swap Agreements relate to Secured Obligations; provided that one written statement with respect to a specified ISDA Master Agreement may designate all transactions thereunder as Secured Obligations. In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time promptly upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations that constitute Secured Obligations, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreement. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.

SECTION 2.25 Amend and Extend Transactions.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Stated Maturity Date to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of Commitments that will be subject to the Extension (which request shall be in minimum increments of $1 million and a minimum amount of $5 million), and (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten Business Days nor more than sixty days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). The Lenders shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and Borrower. If the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments subject to the Extension Offer as set forth in the Extension notice, then the Commitments of the Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer. Notwithstanding anything to the contrary in this Agreement, any individual Lender’s agreement to extend its Commitments, in whole or in part, pursuant to this Section 2.25 shall be in such Lender’s sole discretion.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article III and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) each relevant Issuing Bank shall have consented to any Extension of the Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit at any time during the extended period and (iv) the terms of such Extended Commitments shall comply with clause (c) of this Section 2.25.

(c) The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided, that (i) the final maturity date of any Extended Commitment shall be no earlier than the Stated Maturity Date, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Commitments, (iii) the Extended Loans will rank pari passu in right of payment and security with the existing Loans and the borrower, guarantors and collateral of the Extended Commitments shall be the same as the borrower, Loan Guarantors and Collateral with respect to the existing Loans, (iv) the interest rate margin and any fees applicable to any Extended Commitment (and the Extended Loans thereunder) shall be determined by Borrower and the applicable extending Lenders, (v) borrowing and prepayment of Extended Loans, or reductions of Extended Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the other Loans or Commitments (other than upon the maturity of the non-extended Loans and Commitments) and (vi) any other terms of the Extended Commitments shall be substantially identical to the terms set forth herein.

(d) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments as a separate tranche of Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Credit Exposure upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this Section 2.25.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Restricted Subsidiaries (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent such concept is applicable to the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or limited liability company powers, as the case may be, and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder or member action. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not, on the part of any Loan Party or any of its Subsidiaries, require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under, or give rise to a right to require any payment to be made by any Loan Party or any of its Subsidiaries under any material agreement which is binding upon any Loan Party or any of its Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents, except, solely in the case of clauses (a), (b) or (c) hereof, as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) Holdings has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of Topco as of and for the fiscal years ended December 31, 2019 and December 31, 2018, in each case, reported on by the Accounting Firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2019.

SECTION 3.05 Properties.

(a) Each of the Loan Parties and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Loan Parties and its Restricted Subsidiaries owns, or is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties and its Subsidiaries does not infringe the rights of any other Person, except for any failure to own or license or any such infringements that, in each case, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their respective Restricted Subsidiaries (i) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) (i) Each Loan Party and its Restricted Subsidiaries is in compliance with all Environmental Laws and any permit, license or other approval required under any Environmental Law and (ii) no Loan Party nor any of its Restricted Subsidiaries has received notice of any claim with respect to any Environmental Liability which is outstanding, in each case of (i) and (ii), that individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements; No Default.

(a) Each Loan Party and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. No Loan Party nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes, assessments, claims, governmental charges that are required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, and (iii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

SECTION 3.11 Disclosure.

(a) Each of Holdings and the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (other than any projected financial information or other forward-looking information or information of a general economic or general industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not materially misleading (when taken as a whole); provided, that, with respect to projected financial information or other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished in light of the then current circumstances (it being understood that any such information may differ from actual results and such differences may be material; and that any such information constitutes predictions as to future events that are not to be viewed as facts or as a guarantee of performance and are subject to significant uncertainties and contingencies that are beyond the control of Holdings, and no assurance or guarantee can be given that such predictions will be realized).

(b) As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

SECTION 3.12 Capitalization and Subsidiaries. Schedule 3.12 sets forth, as of the date hereof, (a) a correct and complete list of the name and ownership interest of Holdings and each Subsidiary in each Subsidiary, (b) the type of entity and jurisdiction of organization of Holdings and each of its Subsidiaries, and (c) which of Holdings’ Subsidiaries are Material Domestic Subsidiaries and Material Foreign Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.13 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon filing a UCC financing statement in the Loan Parties’ applicable jurisdiction of organization such Liens will constitute perfected and continuing Liens on the Collateral in which a security interest can be perfected by filing a UCC financing statement, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted under Section 6.02, to the extent any such Liens permitted under Section 6.02 would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.14 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.15 Anti-Corruption Laws and Sanctions; USA Patriot Act.

(a) Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, its agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Borrower, any Subsidiary or, to the knowledge of Borrower or any Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of Borrower or any Subsidiary, any agent of Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. Borrower shall ensure that no Borrower or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate applicable Anti-Corruption Laws or applicable Sanctions.

(b) Borrower is in compliance, in all material respects, with the USA PATRIOT Act.

SECTION 3.16 Covered Entity. No Loan Party is a Covered Entity.

SECTION 3.17 Not an EEA Financial Institution. No Loan Party is an Affected EEA Financial Institution.

SECTION 3.18 Solvency. (a) The fair value of the assets of the Loan Parties and their Restricted Subsidiaries, at a fair valuation measure on a consolidated and going concern basis, exceeds the sums of their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis; (b) the present fair saleable value of the property of the Loan Parties and their Restricted Subsidiaries, measured on a consolidated and going concern basis, is not less than the amount that will be required to pay the probable debts and other liabilities, subordinated, contingent or otherwise, of such Loan Parties and their Restricted Subsidiaries, on a consolidated basis, as such debts and other liabilities become absolute and matured; (c) the Loan Parties and their Restricted Subsidiaries, on a consolidated basis, will be able generally to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the capital of the Loan Parties and their Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of such Loan Parties and their Restricted Subsidiaries, on a consolidated basis.

SECTION 3.19 Beneficial Ownership Certificate. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

ARTICLE IV

CONDITIONS

SECTION 4.01 Conditions to Initial Loans. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of any other Loan Documents to be entered into as of the date hereof and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any Notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.

(b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of Topco for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of Holdings for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) financial statement projections (which shall include balance sheet, income and cash flow statement projections) through and including Holdings’ 2021 fiscal year (in the case of balance sheet and cash flow statement projections) and 2022 fiscal year (in the case of income statement projections).

(c) Closing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary or other authorized officer, which shall (A) certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by an authorized officer of Holdings on the initial Borrowing date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or before the Effective Date, and all expenses (including the reasonable fees and expenses of Latham & Watkins LLP) required to be paid hereunder or under the other Loan Documents for which invoices have been presented no later than two Business Days prior to the Effective Date (or a shorter period as reasonably agreed to by the Borrower).

(f) Lien Searches. The Administrative Agent shall have received the results of recent customary lien searches, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received, (i) to the extent certificated, the certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) to the extent required to be delivered pursuant to the Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein (but only to the extent required therein), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(i) IPO. The Administrative Agent shall have received evidence that the issuance and sale by Topco of its common Equity Interests in an underwritten primary public offering pursuant to an effective registration statement filed with the U.S. Securities and Exchange in accordance with the Securities Act (pursuant to which net proceeds of at least $450.0 million shall be received by Topco) has occurred, or concurrently with the Effective Date is occurring, and such Equity Interests are listed, or concurrently with the Effective Date is being listed, on a nationally-recognized stock exchange in the United States of America.

(j) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer substantially in the form attached hereto as Exhibit D.

(k) Refinancing. The Administrative Agent shall have received evidence that the Existing Credit Agreement has been, or concurrently with the Effective Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement (other than the Continuing Letters of Credit) have been, or concurrently with the Effective Date are being, released (collectively, the “Refinancing”).

(l) USA PATRIOT Act, Etc.

(i) At least three days prior to the Effective Date, the Borrower and each of the other Loan Parties shall have provided to the Administrative Agent or the Lenders the documentation and other information theretofore requested in writing by the Administrative Agent or the Lenders at least ten Business Days prior to the Effective Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act.

(ii) At least three days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification to each Lender who has requested the same at least ten days prior to the Effective Date.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Banks to issue or increase the face amount of any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of Holdings and the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance or increase of such Letter of Credit, as applicable, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date, (ii) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.

(b) At the time of and immediately after giving effect to such Loan or the issuance or increase of such Letter of Credit, as applicable, no Default shall have occurred and be continuing on such date.

(c) The Borrower shall have delivered a completed Borrowing Request or application for a Letter of Credit, as applicable.

(d) In the case of a Borrowing to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Each Loan and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until Payment in Full has occurred, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within ninety days after the end of each fiscal year of Holdings for the applicable fiscal year (or, if later, the date on which the Securities and Exchange Commission, pursuant to its rules and regulations, has permitted Topco to file its applicable annual report on Form 10-K), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accounting Firm (without a “going concern” or like qualification (other than any such qualification to the “going concern” opinion that is solely resulting from (x) the impending Maturity Date or the final stated maturity of any Indebtedness, (y) any potential inability to satisfy the Financial Covenant or any other financial covenants under any Indebtedness on a future date or in a future period or (z) limited solely to the effect of the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries on such Unrestricted Subsidiaries) or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidating basis in accordance with GAAP;

(b) within forty-five days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, if later, the date on which the Securities and Exchange Commission, pursuant to its rules and regulations, has permitted Topco to file its applicable quarterly report on Form 10-Q), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer in substantially the form of Exhibit B (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant and (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of December 31, 2019 and the end date of the financial statements most recently delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) to the extent applicable, concurrently with any delivery of consolidated financial statements under Subsection 5.01(a) or (b) above, related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by Holdings in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Holdings and its Restricted Subsidiaries;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be; and

(f) promptly following any written request therefor, (i) such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request, on behalf of itself or any Lender hereunder; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Beneficial Ownership Regulation, the USA PATRIOT Act or other applicable anti-money laundering laws.

Notwithstanding anything to the contrary in this Section 5.01, (x) Holdings and the Borrower shall be deemed to have complied with the terms of Sections 5.01(a) and (b), as applicable, with respect to the financial statements required to be delivered pursuant thereto if Holdings delivers to the Administrative Agent and the Lenders, within the same time frame required in Section 5.01(a) of (b), as applicable, the annual report of Topco (or any other direct or indirect parent of Holdings) on Form 10-K for the applicable fiscal year or the quarterly report of Topco (or any direct or indirect parent of Holdings) on Form 10-Q for the applicable fiscal quarter; provided that, in the event the holding company(s) structure of the Borrower as of the Effective Date changes (or Topco or any such direct or indirect parents of Holdings otherwise cease to become passive holding companies), consolidated balance sheets, statements of profit and loss and statements of cash flows of Holdings shall also be provided) has filed with the Securities and Exchange Commission and (y) any documents required to be delivered pursuant to Sections 5.01(a), (b), (c), (e) and (f) shall be deemed to have been delivered on the date on which Holdings provides notice to the Administrative Agent that such information has been posted on Holdings’ or Topco’s website on the Internet (with such notice containing the link thereto), or posted on Holdings’ or Topco’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). For the avoidance of doubt any reference herein to Holdings’ annual or quarterly consolidated financial statements or words of similar import shall be automatically deemed to reference the annual or quarterly financial statements of any direct or indirect parent thereof (including Topco) to the extent delivered in lieu of Holdings’ annual or quarterly consolidated financial statements in accordance herewith.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent, which shall furnish to each Lender, promptly upon any Financial Officer of the Borrower becoming aware, written notice of the following:

(a) the occurrence of any Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings or any Subsidiary, affecting Holdings or any Subsidiary thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that would reasonably be expected to result in Material Adverse Effect;

(d) the occurrence and nature of any Prohibited Transaction or any funding deficiency with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect, or a transaction the IRS or Department of Labor or any other Governmental Authority is reviewing to determine whether a Prohibited Transaction might have occurred that would reasonably be expected to result in a Material Adverse Effect;

(e) receipt by the Borrower of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor that would reasonably be expected to result in a Material Adverse Effect;

(f) Borrower’s intention to terminate or withdraw from any Plan that, if so terminated or withdrawn, would reasonably be expected to result in a Material Adverse Effect;

(g) within two Business Days (or such longer period as the Administrative Agent may agree) after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, in each case, to the extent such Swap Agreement relates to Secured Swap Agreement Obligations, together with copies of all agreements evidencing such Swap Agreement or amendment;

(h) any material notice provided to the holders of any Material Indebtedness, along with a copy of such notice;

(i) any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; and

(j) the occurrence of any Specified Issuance.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, qualifications, licenses, permits, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, except in the case of clause (b) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04 Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to pay or discharge all material amounts of Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance; Casualty and Condemnation.

(a) Each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(b) The Borrower will furnish to the Administrative Agent, which will furnish to the Lenders, prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or material interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) keep proper books of record and account in which entries that are full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, such Lender or any consultants, accountants, lawyers, appraisers and field examiners retained by the Administrative Agent), upon reasonable prior notice to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours, and as often as reasonably requested (but in no event more than once each fiscal quarter of the Borrower unless an Event of Default has occurred and is continuing); provided, that the Borrower shall not be required to reimburse the Administrative Agent or any Lender for the cost of more than one such visit during any year, except during the occurrence and continuation of an Event of Default. The Loan Parties shall have the right to have a representative present at any and all inspections. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, neither the Borrower nor any other Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement (not entered into in contemplation of any request for disclosure or otherwise to evade the disclosure requirements contained in this Section 5.06), or is subject to attorney client privilege or that constitutes attorney work product (in each case, as determined in good faith by legal counsel to any Loan Party and not in contemplation of any request for disclosure or otherwise to evade the disclosure requirements contained in this Section 5.06); it being understood that the Borrower shall use its commercially reasonable efforts to communicate any requested information in a way that would not violate the applicable law or agreement or waive the applicable privilege.

SECTION 5.07 Compliance with Laws. Each Loan Party will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds.

(a) The proceeds of the Loans will be used for working capital and other general corporate purposes including, but not limited to, Permitted Acquisitions, other investments, Restricted Payments and other purposes not prohibited by this Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, directly or indirectly, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any joint venture partner or Person in violation of applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (in either case, in violation of any applicable Sanctions) or (c) in any manner that would result in the violation of applicable Sanctions.

SECTION 5.09 Additional Collateral; Further Assurances.

(a) Subject to applicable law, Holdings, the Borrower and each other Loan Party shall cause each of its wholly-owned Material Domestic Subsidiaries formed or acquired on or after the date of this Agreement (including, without limitation, upon the formation of any Subsidiary pursuant to a division as set forth in Section 1.07) in accordance with the terms of this Agreement and each Subsidiary which hereafter becomes a wholly-owned Material Domestic Subsidiary, in each case, to become a Loan Party, within forty-five days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary becomes a wholly-owned Material Domestic Subsidiary, as applicable), by executing the Joinder Agreement set forth as Exhibit C hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(b) Subject to applicable law, Holdings, the Borrower and each other Loan Party shall cause each of its wholly-owned Material Domestic Subsidiaries formed or acquired after the date of this Agreement (including, without limitation, upon the formation of any Subsidiary pursuant to a division as set forth in Section 1.07) in accordance with the terms of this Agreement and each Subsidiary who hereafter becomes a wholly-owned Material Domestic Subsidiary, in each case, within forty-five days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary becomes a wholly-owned Material Domestic Subsidiary, as applicable) to execute a joinder to the Security Agreement, pursuant to which such Material Domestic Subsidiary shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.

(c) Subject to the foregoing clauses (a) and (b), Holdings, the Borrower and each other wholly-owned Material Domestic Subsidiary will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries (other than any Domestic Subsidiary that is a FSHCO) and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Subsidiary that is a CFC or FSHCO (including any

Subsidiary that becomes a CFC or FSHCO after the Effective Date), in each case, directly owned by the Borrower or any wholly-owned Material Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request. Notwithstanding the foregoing or anything else herein or in any other Loan Document to the contrary, in no event shall (A) the assets of any CFC or FSHCO constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations, (B) more than sixty-five percent (65%) of the issued and outstanding Equity Interests entitled to vote of any CFC or FSHCO, in each case, owned directly by the Borrower or any wholly-owned Material Domestic Subsidiary be required to be pledged to secure the Obligations or (C) any Equity Interests of any CFC or FSHCO, in each case, not owned directly by the Borrower or any wholly-owned Material Domestic Subsidiary be required to be pledged to secure the Obligations.

(d) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and, to the extent required by the Security Agreement, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties; provided that, notwithstanding anything else contained herein or in any other Loan Document to the contrary, (x) the foregoing shall not apply to any Subsidiary that is not a Material Domestic Subsidiary or property of any Subsidiary that is not Material Domestic Subsidiary or any Excluded Property (as defined in the Security Agreement), (y) any such documents and deliverables (other than certain mortgages of material real property (if required)) shall be governed by New York law and (z) no perfection actions by “control” (except with respect to Equity Interests and certain debt instruments), leasehold mortgages or landlord waivers, estoppels or collateral access letters shall be required to be entered into hereunder or under any other Loan Document. Notwithstanding any provision set forth in this Agreement to the contrary, in no event shall any Loan Party be required to (A) make any filings or take any other action to record or perfect the Administrative Agent’s interest in any intellectual property outside the U.S. or (B) take any actions in any non-U.S. jurisdiction or that are required by the laws of any non-U.S. jurisdiction in order to (x) create any security interests in such assets located or titled outside of the U.S. or (y) perfect such security interests.

(e) As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.09 (or such later date as the Administrative Agent reasonably agrees to in writing), the Borrower shall deliver, or cause to be delivered, the documents or take the actions specified on Schedule 5.09.

SECTION 5.10 [Reserved].

SECTION 5.11 Compliance with Environmental Laws. Each Loan Party shall (a) comply with all Environmental Laws applicable to its operations and properties; and (b) obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, except, in each case of (a) or (b), to the extent failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.12 Intellectual Property. Each Loan Party shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing would not reasonably be expected to have a Material Adverse Effect on such Loan Party.

SECTION 5.13 Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) the Borrower may not be designated as an Unrestricted Subsidiary, (ii) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of investments in, Indebtedness of and Liens on, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (iii) the Loan Parties shall be in pro forma compliance with the Financial Covenant after giving effect to such designation (and determined with respect to the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent), (iv) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Equity Interests in Holdings or its Restricted Subsidiaries or hold any Indebtedness of, or any Lien on any property of Holdings or its Restricted Subsidiaries and (v) after giving effect to the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, no Unrestricted Subsidiary shall own, or hold exclusive rights in, any intellectual property that is material to the business of Holdings and its Restricted Subsidiaries (taken as a whole) (provided that, for the avoidance of doubt, this shall not restrict the Borrower or its Restricted Subsidiaries from licensing of intellectual property to the extent otherwise permitted under this Agreement). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Borrower therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s Equity Interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such investment is permitted under Section 6.04); provided that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary hereunder if (x) it (at the time of such designation) has any Indebtedness or (y) it is (after giving effect to such designation) a “restricted subsidiary” (or equivalent term) in respect of any Indebtedness of the Borrower or any Restricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making at the time of designation of any investments, Indebtedness or Liens of such Restricted Subsidiary existing at such time. As of the Effective Date, none of the Borrower’s subsidiaries has been designated as an Unrestricted Subsidiary.

SECTION 5.14 Anti-Corruption Law; Anti-Money Laundering; Foreign Corrupt Practices Act.

(a) Borrower and its Subsidiaries shall not directly or knowingly indirectly, (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other applicable Anti-Corruption Law in violation of any applicable Anti-Corruption Law or applicable Sanctions, or (ii) engage in or conspire to engage in any transaction that violates or attempts to violate, any of the prohibitions set forth in any applicable Anti-Corruption Law or applicable Sanctions.

(b) Borrower shall not repay the Loans, or make any other payment to any Lender, using funds or properties of Holdings, the Borrower or any Restricted Subsidiaries that are the property of any Person that is the subject or target of applicable Sanctions or that are beneficially owned, directly or indirectly, by any Person that is the subject or target of applicable Sanctions, in each case, in violation of applicable Anti-Corruption Laws or applicable Sanctions or any other applicable Requirement of Law or (ii) not permit any Person that is the subject of Sanctions to have any direct or indirect interest, in the Borrower or any of the Subsidiaries, with the result that the investment in the Borrower or any of the Subsidiaries (whether directly or indirectly) or the Loans made by the Lenders would be in violation of any applicable Sanctions.

ARTICLE VI

NEGATIVE COVENANTS

Until Payment in Full has occurred, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of Holdings to any of its Restricted Subsidiaries and of any Restricted Subsidiary to Holdings or any other Restricted Subsidiary; provided, that (i) Indebtedness of any Restricted Subsidiary that is not a Loan Party to Holdings or to any Restricted Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of Holdings to any of its Restricted Subsidiaries and Indebtedness of any Restricted Subsidiary that is a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by Holdings of Indebtedness of any of its Restricted Subsidiaries and by any Restricted Subsidiary of Indebtedness of Holdings or any other Restricted Subsidiary; provided, that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by Holdings or any Restricted Subsidiary that is a Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations (if such Indebtedness is so subordinated);

(e) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition (including by way of any Permitted Acquisition) of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided, that, (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) (including any refinancing thereof permitted by clause (f)) shall not exceed the greater of $23.0 million and 13% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent at any time outstanding;

(f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e), (o) or (s) hereof; provided, that, (i) the aggregate principal amount of such Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any interest, premiums or penalties required to be paid plus fees and expenses associated therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated (or required to become obligated) with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the weighted average maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are either (A) not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, taken as a whole or (B) on market terms and conditions customary for the type of Indebtedness being incurred pursuant to such refinancing as of the time of incurrence of such Indebtedness, except in each case, for covenants or other provisions contained in such Indebtedness that are applicable only after the then applicable Maturity Date, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person (including obligations in respect of letters of credit supporting such reimbursement or indemnification obligations for the benefit of such Person), in each case, incurred in the ordinary course of business;

(h) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness or Guarantees of the Borrower or any Restricted Subsidiary in connection with any Swap Agreement permitted under Section 6.06;

(j) Indebtedness arising from customary agreements providing for indemnification, adjustment of purchase price, earnout, deferred purchase price or similar obligations in connection with acquisitions or dispositions of any business or assets by or of Holdings or any Restricted Subsidiary permitted hereunder;

(k) Judgments entered against Holdings or any Restricted Subsidiary to the extent not constituting an Event of Default;

(l) Indebtedness or Guarantees incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided, that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements;

(m) Indebtedness of Foreign Subsidiaries; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $52.5 million (or the equivalent thereof) and 30% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent at any time outstanding;

(n) Indebtedness owed to sellers constituting consideration for Permitted Acquisitions;

(o) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) or Indebtedness attaching to assets that are acquired by Borrower or any of its Restricted Subsidiaries, in each case as the result of a Permitted Acquisition; provided, that such Indebtedness existed at the time such Person became a Restricted Subsidiary (or is so merged or consolidated) or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and extensions, renewals and replacements of any such

Indebtedness in accordance with clause (f) hereof; provided further, that the aggregate principal amount of Indebtedness permitted by this clause (o) shall not exceed the greater of (i) $70.0 million and (ii) 40.0% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent;

(p) Indebtedness of Holdings or any Restricted Subsidiary in connection with any Guarantees given by them, or any letters of credit or bank guarantees issued by any bank or financial institution, in favor of any Governmental Authority to secure the payment of Taxes owed by Holdings or any Restricted Subsidiary to such Governmental Authorities;

(q) Indebtedness of the Borrower or any Restricted Subsidiary owed to sublessees in respect of security deposits or advances held by the Borrower or any Restricted Subsidiary in connection with the subletting to sublessees of any leasehold interests of the Borrower or any Restricted Subsidiary;

(r) other Indebtedness of Holdings or any Restricted Subsidiary in an aggregate principal amount not exceeding the greater of (i) $70.0 million and (ii) 40% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent, at any time outstanding;

(s) other Indebtedness of Holdings, the Borrower or any other Loan Party, including Convertible Debt and related Permitted Equity Derivatives, so long as (i) no Event of Default has occurred and is continuing or would immediately result therefrom, (ii) the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent does not exceed 6.00 to 1.00 on a pro forma basis (after giving effect to the incurrence of such Indebtedness but without netting the proceeds thereof) and (iii) such Indebtedness shall (x) not mature earlier than 91 days after the Stated Maturity Date and (y) have terms that are customary market terms for Indebtedness of such type;

(t) Indebtedness consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u) Indebtedness representing deferred compensation to employees of the Loan Parties and their respect Subsidiaries incurred in the ordinary course of business;

(v) Indebtedness consisting of reimbursement obligations with respect to the Existing Letters of Credit; provided that the Existing Letters of Credit are fully cash collateralized;

(w) to the extent constituting Indebtedness, advances to or from a Foreign Subsidiary in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) in connection with the services provided by such Foreign Subsidiary to a Loan Party; and

(x) (i) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above and (ii) customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements and indentures, in each case entered into in respect of Indebtedness permitted pursuant to this Section 6.01 and any refinancing thereof permitted by clause (f) hereof.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of Holdings or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided, that (i) such Lien shall not apply to any other property or asset of Holdings or such Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(b) in accordance with Section 6.01(f) hereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof (including by way of any Permitted Acquisition) by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or, in the case of any such obligations constituting Indebtedness that are permitted under Section 6.01(b) in accordance with Section 6.01(f) hereof;

(e) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided, that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01 and obligations relating thereto not constituting Indebtedness, (ii) such Liens and any Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement; provided that this clause (ii) shall not apply to any extensions, renewals or replacements of any such Indebtedness permitted by clause (e) of Section 6.01 or any Lien securing such Indebtedness, (iii) any Indebtedness secured thereby does not exceed 110% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or such Restricted Subsidiary;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

(h) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(i) broker’s Liens, bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including any such Liens or rights of setoff securing amounts owing in the ordinary course of business to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(j) licenses, sub-licenses and other similar encumbrances incurred in the ordinary course of business or that do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(k) Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) Liens on cash or Cash Equivalents constituting earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other investments to the extent permitted under Section 6.04;

(m) Liens solely on cash collateral securing Indebtedness consisting of reimbursement obligations in respect of the Existing Letters of Credit permitted pursuant to Section 6.01(v);

(n) (i) Liens in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof or (ii) Liens arising on property or assets subject to sales or dispositions permitted pursuant to Section 6.05 pending the consummation of such sale or disposition; provided that if such sale or disposition is not consummated such Liens shall be released and discharged;

(o) Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01;

(p) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto under Section 6.01(t);

(q) purported Liens evidenced by the filing of precautionary UCC financing statements or similar precautionary public filings;

(r) Ground leases in respect of real property on which facilities owned or leased by any Loan Party or any Subsidiary are located; and

(s) other Liens of Holdings or any Restricted Subsidiary in an aggregate principal amount not exceeding the greater of (i) $70.0 million and (ii) 40% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent, at any time outstanding.

SECTION 6.03 Fundamental Changes.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve (including, in each case, pursuant to a division as set forth in Section 1.07), except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary of the Borrower may merge into the Borrower or any Loan Party that is a Subsidiary of the Borrower in a transaction in which the surviving entity is a Loan Party, (iii) any Person may merge into or consolidate with any Loan Party or any of its Subsidiaries in a transaction so long as, in the case of a merger or consolidation involving any Loan Party or Material Foreign Subsidiary, any such Loan Party or Material Foreign Subsidiary party to such merger or consolidation is the surviving entity, (iv) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Restricted Subsidiary, (v) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Party which owns such Restricted Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders, (vi) any Restricted Subsidiary (other than the Borrower) may merge into or consolidate with any Person in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary and (vii) any Restricted Subsidiary may liquidate or dissolve if in connection with such liquidation or dissolution, substantially all the assets of such Restricted Subsidiary are transferred to a Loan Party (to the extent such Restricted Subsidiary being liquidated or dissolved is a Loan Party); provided, that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 (if applicable).

Notwithstanding anything to the contrary in the foregoing, each Loan Party and each of its Restricted Subsidiaries shall be permitted to enter into an agreement to effect any transaction of merger or consolidation that is not otherwise permitted under this Section 6.03 at a future time; provided, that such agreement shall be conditioned on (i) obtaining requisite approvals permitting the respective transaction (and any related financing or other transactions) in accordance with the requirements of Section 9.02 or (ii) Payment in Full; provided, further, that such agreement shall (x) not contain any provision imposing fees or damages on any Loan Party or its Subsidiary for failure to meet the conditions set forth above and (y) contain termination provisions which will provide for the termination of the agreement within a reasonable time if the conditions described in the preceding proviso have not been satisfied by such time.

(b) No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses which are, in the good faith judgment of the Borrower, similar, complementary or substantially related thereto or are reasonable extensions thereof.

(c) Holdings shall not (i) engage in any business or activity or own any assets other than (1) the incurrence of Indebtedness and other obligations, loans and investments under this Agreement and the other Loan Documents or permitted pursuant to Sections 6.01(c) or 6.01(d) of this Agreement; (2) creating or suffering to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it under the Collateral Documents to which it is a party or permitted pursuant to Sections 6.02(a) or 6.02(c); (3) the direct or indirect ownership of all outstanding Equity Interests in the Borrower and other Subsidiaries and the ownership of tradenames, patents and other related intellectual property and the licensing of patents; (4) performing its obligations and activities incidental thereto under the Loan Documents or other documents evidencing any other Indebtedness or other obligations that it is otherwise permitted to incur hereunder; (5) making and receiving Restricted Payments and investments to the extent permitted by this Agreement or documents evidencing any Indebtedness or other obligation that it is permitted to incur hereunder; (6) maintaining its corporate or other entity existence; (7) participating in tax, accounting and other administrative activities as the parent of a consolidated group of companies; (8) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interest; (9) the providing of indemnification to officers, managers and directors and (10) any activities incidental to the foregoing, (ii) sell or otherwise dispose of any Equity Interests of the Borrower; (iii) create or acquire any Subsidiary or make or own any investment in any Person other than the Borrower; or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

(d) Holdings will not change its fiscal year, which currently ends on December 31 of each year.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) investments in cash and Cash Equivalents;

(b) investments in existence on the date of this Agreement and described in Schedule 6.04;

(c) investments by Holdings, the Borrower and its Restricted Subsidiaries in the capital stock of their respective Restricted Subsidiaries; provided, that the aggregate amount of such investments (together with the aggregate amount of loans and advances described in Section 6.04(d)) made after the Effective Date, as of any date of determination, made by Holdings, the Borrower or the other Loan Parties in the capital stock of their respective Restricted Subsidiaries that are not Loan Parties does not at any time exceed an amount equal to the greater of $20.0 million and 11% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent, at any time outstanding (with the amount of any such investments being the original cost of such investment, less all repayments, returns, dividends and distributions, in each case received in cash in respect of such investment and less all liabilities effectively assumed by a person other than any Loan Party or any Restricted Subsidiary thereof in connection with the sale of any such investment);

(d) loans or advances made by Holdings, the Borrower or any of its Restricted Subsidiaries to Holdings, the Borrower or any other Restricted Subsidiary; provided, that the aggregate amount of such loans and advances (together with the aggregate amount of investments described in Section 6.04(c)) made after the Effective Date by Holdings, the Borrower or the other Loan Parties to Restricted Subsidiaries that are not Loan Parties at any time outstanding does not, as of any date of determination, exceed an amount equal to the greater of $20.0 million and 11% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) Permitted Acquisitions;

(g) (i) loans and advances to employees of the Borrower or any Restricted Subsidiaries in the ordinary course of business (including to finance the purchase of Equity Interests of the Borrower) in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed the greater of $20.0 million and 11% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent at any time outstanding and (ii) payroll, travel, entertainment, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(h) investments received in connection with the bankruptcy or reorganization of any Person or in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business;

(i) Swap Agreements permitted by Section 6.06;

(j) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(k) investments made in joint ventures and Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of (i) $35.0 million and (ii) 20% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent at any time outstanding;

(l) to the extent constituting investments, performance guarantees of obligations of the Borrower’s Restricted Subsidiaries in the ordinary course of business;

(m) in addition to investments otherwise expressly permitted by this Section 6.04, investments, loans and advances by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed the greater of (i) $70.0 million and (ii) 40% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent at any time outstanding;

(n) additional investments by the Borrower or any of its Restricted Subsidiaries, so long as (i) (x) if such investment is made as or in connection with a Limited Condition Acquisition, no Event of Default under clauses (a), (b), (h) and (i) has occurred and is continuing or would immediately result therefrom or (y) in each other case, no Event of Default has occurred and is continuing or would immediately result therefrom and (ii) the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent does not exceed 6.00 to 1.00 on a pro forma basis (after giving effect to the making of such investment); provided that any Limited Condition Acquisition remains subject to the terms of Section 1.08 hereof;

(o) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(p) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(q) investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(r) investments that result solely from the receipt by the Borrower or any Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests;

(s) mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are wholly-owned Restricted Subsidiaries;

(t) to the extent constituting investments, advances to or from a Foreign Subsidiary in respect of transfer pricing and cost-sharing arrangements (i.e. “cost-plus” arrangements) in connection with the services provided by such Foreign Subsidiary to a Loan Party; and

(u) to the extent constituting investments, any Permitted Equity Derivatives.

SECTION 6.05 Asset Dispositions; Sale and Leaseback Transactions.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, make any Disposition except:

(i) Dispositions of surplus, obsolete or worn out property, or property that is similarly no longer useful to the business whether now owned or hereafter acquired;

(ii) Dispositions (including non-exclusive licenses) of inventory in the ordinary course of business;

(iii) Dispositions of equipment or other assets to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iv) Dispositions of property by the Borrower to any Restricted Subsidiary and by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided, that the aggregate amount of such Dispositions, as of any date of determination, made by Holdings, the Borrower or the other Loan Parties to Restricted Subsidiaries that are not Loan Parties does exceed an aggregate amount equal to $17.5 million;

(v) Dispositions permitted by Sections 6.03, 6.04, 6.05(b), 6.07 and 6.08;

(vi) Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;

(vii) Dispositions pursuant to operating leases (not in connection with any sale and leaseback transactions or other Capital Lease Obligations) entered into in the ordinary course of business;

(viii) Dispositions of property and assets subject to condemnation and casualty events;

(ix) Dispositions of cash and Cash Equivalents in the ordinary course of business;

(x) Dispositions by the Borrower and any Restricted Subsidiary not otherwise permitted under this Section 6.05(a); provided, that (A) at the time of such Disposition, no Event of Default shall exist or would immediately result from such Disposition, (B) the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at least equal to the fair market value of the property being Disposed and (C) with respect to any Disposition (or series of related Dispositions) pursuant to this clause (C) for a purchase price in excess of the greater of $12.0 million and 6.5% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent, the Borrower or a Restricted Subsidiary, as the case may be, shall receive not less than 75% of such consideration (determined on the date a binding commitment for such Disposition was entered into) in the form of cash or Cash Equivalents (or Designated Non-Cash Consideration); provided, that any Designated Non-Cash Consideration received by the Borrower or any such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together will all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $23.0 million and 13% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent, shall be deemed to be cash, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(xi) Dispositions of non-core assets in connection with Permitted Acquisitions;

(xii) in addition to Dispositions otherwise expressly permitted by this Section 6.05, Dispositions in an aggregate amount not to exceed the greater of (i) $17.5 million and (ii) 10% of Consolidated Total Assets for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent;

(xiii) the elimination or forgiving of intercompany balances in connection with intercompany restructurings (including dissolutions, liquidations and mergers) between or among the Borrower and Subsidiaries that are Loan Parties;

(xiv) Disposition of patents, trademarks, copyrights and other intellectual property (i) in the ordinary course of business or that do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or (ii) which, in the reasonable judgment of the Borrower or any Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business; and

(xv) direct or indirect transfers or other Dispositions by any Subsidiary of any foreign assets or the Equity Interests of a Foreign Subsidiary to any other Subsidiary that is a Loan Party in connection with the consolidation of foreign operations.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any owned property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after the completion of the acquisition or construction of such fixed or capital asset as reasonably determined by the Borrower in good faith.

SECTION 6.06 Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including foreign currency exchange risks) to which the Borrower or any Restricted Subsidiary has actual or reasonably anticipated exposure (other than those in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (c) any Permitted Equity Derivatives.

SECTION 6.07 Restricted Payments. No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) (i) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests, and (ii) Restricted Subsidiaries may declare and pay dividends, make other distributions or make other Restricted Payments ratably with respect to their Equity Interests (or, if not ratably, on a basis more favorable to Holdings and such Subsidiaries);

(b) the Borrower may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make any Restricted Payments paid in cash to shareholders of Holdings, so long as (i) no Event of Default has occurred and is continuing or would immediately result therefrom (ii) immediately before and after giving effect to such Restricted Payment, the Loan Parties shall be in pro forma compliance with the Financial Covenant for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent and (iii) the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent does not exceed 6.00 to 1.00 on a pro forma basis (after giving effect to the making of such Restricted Payment); provided, that, to the extent any such cash Restricted Payment has been publically announced prior to the date on which such Restricted Payment is to be made, such Restricted Payment shall be permitted on the applicable scheduled date notwithstanding the Total Net Leverage Ratio as calculated on such scheduled date so long as such Restricted Payment would have been permitted to be made on the date on which it was publically announced;

(c) issuances of Equity Interests to sellers of Permitted Acquisitions in satisfaction of obligations of the type described in Section 6.01(j);

(d) Holdings may repurchase, redeem, retire or otherwise acquire for value Equity Interests (including any stock appreciation rights in respect thereof or pursuant to and in accordance with stock option plans or other equity or benefit plans) of Holdings from current or former employees, officers or directors; provided, that the aggregate annual cash payments in respect of such repurchases, redemptions, retirements and acquisitions (which for the avoidance of doubt shall not include net settlements of equity awards to satisfy tax withholding obligations) shall not exceed the greater of $8.75 million or 5% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent;

(e) in addition to Restricted Payments otherwise expressly permitted by this Section 6.07, Restricted Payments in an aggregate amount not to exceed the greater of (i) $52.5 million and (ii) 30% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent;

(f) Holdings may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Holdings in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Holdings;

(g) Holdings may repurchase Equity Interests upon the exercise of stock options, deferred stock units and restricted shares if such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares;

(h) concurrently with any issuance of Qualified Equity Interests, Holdings may redeem, purchase or retire any Equity Interests of Holdings using the proceeds of, or convert or exchange any Equity Interests of Holdings for, such Qualified Equity Interests;

(i) the purchase of any Permitted Equity Derivatives in connection with the issuance of any Convertible Debt permitted under Section 6.01 (and the replacement of any such Permitted Equity Derivatives); provided, that the purchase price for such Permitted Equity Derivatives net of any proceeds relating to any concurrent sale or termination of any Permitted Equity Derivatives, in respect of any such Convertible Debt does not exceed the net cash proceeds from such issuances of Convertible Debt;

(j) required payments of interest, repurchases, exercises, redemptions, settlements, early terminations, early cancellations or conversions of (whether in whole or in part and including by netting or set-off) any Convertible Debt permitted under Section 6.01(s), whether settled in Equity Interests (other than Disqualified Equity Interests) of Holdings, cash in lieu thereof or a combination of Equity Interests (other than Disqualified Equity Interests) of Holdings and cash in lieu thereof; provided, that any cash payment made pursuant to this Section 6.07(j), other than required payments of interest, shall also be subject to compliance with Section 6.07(b), Section 6.07(e) or Section 6.07(f);

(k) the settlement or termination of (whether in whole or in part and including by netting or set-off) any Permitted Equity Derivatives by (i) delivery of Equity Interests (other than Disqualified Equity Interests) of Holdings, (ii) the delivery of cash, or (iii) the delivery of a combination of Equity Interests (other than Disqualified Equity Interests) of Holdings and cash, in lieu of the issuance of fractional shares; provided, that the entry into such Permitted Equity Derivative was not prohibited by this Agreement; provided, further, that any cash settlement or termination consummated pursuant to clause (ii) or clause (iii) hereof shall also be subject to compliance with Section 6.07(b), Section 6.07(e) or Section 6.07(f); and

(l) Borrower or any Subsidiary of Holdings may make dividends, directly or indirectly, to Holdings (and Holdings may pay to any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company) to pay, for any taxable period for which Holdings, Borrower or any Subsidiaries of Holdings are members of a consolidated, combined or similar income tax group for federal and/or applicable state, local or non-U.S. income tax purposes or are entities treated as disregarded from any such members for U.S. federal income tax purposes (a “Tax Group”) of which Holdings (or any direct or indirect parent company of Holdings) is the common parent, any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by Holdings (or such direct or indirect parent company of Holdings) for such taxable period, but only to the extent attributable to the Borrower and/or Subsidiaries of Holdings; provided, that the amount of such dividends for any taxable period shall not exceed the amount of such Taxes that Borrower and/or the applicable Subsidiaries of Holdings would have paid had Borrower and/or such Subsidiaries of Holdings, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate tax group); and

(m) Borrower or any Subsidiary of Holdings may make dividends, directly or indirectly, to Holdings (and Holdings may pay to any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company) to pay fees and expenses (including franchise, capital stock, minimum and other similar Taxes) required to maintain its corporate existence.

SECTION 6.08 Restricted Debt Payments. No Loan Party will, nor will it permit any Restricted Subsidiary to pay or make, or agree to pay or make, directly or indirectly, any voluntary principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Junior Indebtedness prior to the scheduled maturity thereof (it being understood that payments of regularly scheduled principal, interest, mandatory prepayments, mandatory offers to purchase, fees, expenses and indemnification obligations shall be permitted) (any such payment, purchase, redemption, defeasance or other acquisition, a “Restricted Debt Payment”), except:

(a) Restricted Debt Payments in an aggregate amount not to exceed the greater of (i) $35.0 million and (ii) 20% of EBITDA for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent;

(b) additional Restricted Debt Payments, so long as (i) no Event of Default has occurred and is continuing or would immediately result therefrom and (ii) the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent does not exceed 6.00 to 1.00 on a pro forma basis (after giving effect to the making of such Restricted Debt Payment);

(c) refinancings of Junior Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01(f);

(d) payments of Junior Indebtedness that becomes due as a result of (A) the voluntary sale or transfer of assets or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets, subject to any right held by the Lenders under this Agreement;

(e) payments of or in respect of Junior Indebtedness made solely with Equity Interests in Holdings (other than Disqualified Equity Interests);

(f) repurchases, exercises, redemptions, settlements, early terminations, early cancellations or conversions of (whether in whole or in part and including by netting or set-off) any Convertible Debt permitted under Section 6.01(s), whether settled in (i) Equity Interests (other than Disqualified Equity Interests) of Holdings, (ii) cash in lieu thereof or (iii) a combination of Equity Interests (other than Disqualified Equity Interests) of Holdings and cash in lieu thereof; provided, that any cash settlement or termination consummated pursuant to clause (ii) or clause (iii) hereof shall also be subject to compliance with Section 6.08(a), Section 6.08(b) or Section 6.08(c); and

(g) payments of or in respect of (i) Junior Indebtedness incurred by any Subsidiary that is not a Loan Party or (ii) Indebtedness incurred by any Subsidiary that is not a Loan Party which is owing to any Loan Party.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, if such transactions or any series of such transactions involves aggregate consideration or value in excess of $3.5 million except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions, taken as a whole, not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties and any Restricted Subsidiary not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07, (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, (e) transactions described in Schedule 6.09, (f) loans or advances to employees and payroll, travel and similar advances to cover matters, in each case permitted under Section 6.04(g), (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans and (h) employment and severance arrangements entered into in the ordinary course of business between Holdings or any Subsidiary and any employee thereof and approved by Holdings’ board of directors.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets constituting Collateral (provided that the foregoing clause (a) shall not apply to (i) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (e) or (o) of Section 6.01 if such restrictions and conditions apply only to the assets securing such Indebtedness and (ii) customary restrictions in leases and other agreements restricting the assignment thereof), or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary (provided that the foregoing clause (b) shall not apply to restrictions and conditions imposed by any agreement relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by clause (o) of Section 6.01 if such restrictions and conditions apply only to such Subsidiary); except for: (i) such encumbrances or restrictions existing under or by reason of applicable law or any Loan Document; (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.10 (or any extension or renewal of, or any amendment or modification or replacement not expanding the scope of, any such restriction or condition); (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other property pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other property that is to be sold and such sale is permitted hereunder; (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) customary provisions in leases and other contracts restricting the assignment thereof; (vi) customary restrictions contained in any software licenses; (vii) without affecting the Loan Parties’ obligations under Section 5.09, customary provisions in the organizational documents of a Person or asset sale or stock sale agreements or similar agreements which restrict the transfer of ownership in such Person; (viii) in the case of any joint venture permitted hereunder with a Person that is not a Loan Party, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or stockholders agreement solely to the extent of the Equity Interests of or property held in the subject joint venture; (ix) restrictions imposed by any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (x) without affecting the Loan Parties’ obligations under Section 5.09, any agreement in effect at the time a Person becomes a Restricted Subsidiary of the Borrower (including any amendments thereto that are otherwise permitted by the Loan Documents and that are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing), so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of Borrower and imposes restrictions only on such Person and its assets; (xi) restrictions on cash or other deposits required by suppliers or landlords under contracts entered into in the ordinary course of business; (xii) restrictions that do not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; or (xiii) without affecting the Loan Parties’ obligations under Section 5.09, restrictions imposed solely on foreign Subsidiaries pursuant to any Swap Agreement entered into by the Borrower or any Restricted Subsidiary and permitted pursuant to Section 6.06.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to (a) amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating or other organizational documents or (b) voluntarily amend, voluntarily modify or waive any provision of any documentation governing or evidencing any Material Indebtedness, in each case in clauses (a) and (b), to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12 Financial Covenant. Beginning with the first full fiscal quarter ending after the Effective Date, the Loan Parties will not permit the First Lien Net Leverage Ratio, determined for the four consecutive fiscal quarter period ending on the last day of each applicable fiscal quarter, to be more than 4.00 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing (each, an “Event of Default”):

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (unless, in the case of any such representation and warranty made pursuant to Section 3.13 of this Agreement or Section 3.1 of the Security Agreement, such misstatement was made with respect to Collateral having a book value not exceeding $15.0 million), and such false or misleading representation or warranty, to the extent capable of being cured, shall continue to be incorrect or otherwise unremedied, or shall not be waived, for a period of thirty days after receipt of written notice thereof from the Administrative Agent to the Borrower;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to maintaining a Loan Party’s existence), 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article VII), and such failure shall continue unremedied for a period of thirty days after the earlier of any Loan Party’s knowledge of such breach or receipt of written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than (i) the Obligations and (ii) the Existing Letters of Credit to the extent the Existing Letters of Credit are fully cash collateralized), when and as the same shall become due and payable (after giving effect to any applicable grace period in respect of such failure under the documentation representing such Material Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness (other than (i) the Obligations and (ii) the Existing Letters of Credit to the extent the Existing Letters of Credit are fully cash collateralized) becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 or (iii) repurchases, exercises, redemptions, settlements, early terminations, early cancellations or conversions of (whether in whole or in part and including by netting or set-off) or the right to do any of the foregoing to any Convertible Debt permitted under Section 6.01(s) (unless any such repurchase, exercise, redemption, settlement, early termination, early cancellation or conversion occurs as a result of a default by Holdings or any other Loan Party thereunder, an event of the type that constitutes an Event of Default or the inability to satisfy Sections 6.07(b), 6.07(e), 6.07(f), 6.08(a), 6.08(b) or 6.08(c) hereunder in connection therewith);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty days (or ninety days in the case of any Material Foreign Subsidiary) or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(v)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) the board of directors (or similar governing body) of any Loan Party or any Restricted Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the foregoing;

(j) any Loan Party or any Restricted Subsidiary of any Loan Party shall admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess $15.0 million (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Loan Party, any Restricted Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of sixty consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Restricted Subsidiary of any Loan Party to enforce any such judgment;

(l) an ERISA Event shall have occurred that would reasonably be expected to result in Material Adverse Effect;

(m) a Change in Control shall occur;

(n) [reserved];

(o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by any Loan Guarantor to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, in each case other than upon or following Payment in Full; or

(p) (i) any material provision of any Collateral Document or any other Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Collateral Document or other Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any Collateral Document or other Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), other than as a result of acts or omissions of the Administrative Agent, the Lenders or their respective Related Parties or any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral purported to be covered thereby (other than with respect to Collateral collectively having a book value not exceeding $15.0 million with the priority required by the applicable Collateral Document, except (A) as permitted by or pursuant to the terms of any Collateral Document or other Loan Document or (B) as a result of the acts or omissions of the Administrative Agent, the Lenders or any of their Related Parties, including the Administrative Agent’s failure to (1) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents, or (2) file Uniform Commercial Code continuation statements;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the

Lenders (including the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and Secured Parties hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document or other Loan Document governed by the laws of such jurisdiction on such Lender’s or Secured Party’s behalf.

SECTION 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Duties and Obligations. The Administrative Agent or the Lead Arranger, as applicable, shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent or the Lead Arranger, as applicable, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in the reasonable opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law and (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Lead Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent or the Lead Arranger, as applicable, shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own bad faith, gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender (which notice shall specify that it is a “notice of a Default” or a “notice of an Event of Default”, as applicable, and specify the basis for such notice). In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Issuing Bank. Subject to Section 8.04, the Administrative Agent shall take such action (or refrain from taking such action) with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02). The Administrative Agent and the Lead Arranger shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV (and in determining compliance with any condition hereunder to any Credit Event, the Administrative Agent may presume that such condition is satisfied unless such the Administrative Agent shall have received notice to the contrary from the Borrower or any Lender or Issuing Bank prior to such Credit Event) or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “lead arranger,” “bookrunner” or other similar term shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons (including the Administrative Agent) so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons (including the Administrative Agent) so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.04 Reliance. Each of the Administrative Agent and each Lead Arranger shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person; provided that nothing in this Section 8.04 shall entitle the Administrative Agent to rely on any notice, request, certificate, consent, statement, instrument, document or other writing purporting to be a direction of the Required Lenders unless such writing shall have been executed by Persons that would constitute the Required Lenders (assuming all such signatures to be genuine and to have been signed, sent or otherwise authenticated by the proper Person), as determined in accordance with the principal amounts set forth in the Register pursuant to Section 9.04(b)(iv). Each of the Administrative Agent and each Lead Arranger also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Administrative Agent and each Lead Arranger may consult with legal counsel (who may be counsel for the Borrower or its Affiliates), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat each Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes including any voting, direction or other Lender thresholds. The Administrative Agent shall be fully justified in failing or refusing to take any action at the direction of the Lenders under this Agreement or any other Loan Document (including pursuant to Article VII and Section 8.02) unless (x) it shall first receive such advice, concurrence or negative consent of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) as it deems appropriate and (y) it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action (which satisfaction may require such indemnity from such Lenders to be a joint and several obligation of such Lenders); provided, that the foregoing shall not limit or restrict the right of any Loan Party to assert claims or rights in connection with the Loan Documents. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. The Administrative Agent shall in all cases be fully protected from any claims made by any Lender in respect of any act or failure to act that is ratified by Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and such ratification shall be binding upon all Lenders and all future holders of the Loans.

SECTION 8.05 Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06 Resignation.

(a) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor (which successor shall be a bank selected from among the Lenders that has an office in New York, New York with a combined capital and surplus of at least $500,000,000). If no successor shall have been so appointed by the Required Lenders (and approved by the Borrower) and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided, that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent including and in respect of the matters referred to in the proviso under clause (a) above. Each appointment under this Section 8.06(a) shall be subject to the prior written consent of the Borrower, which may not be unreasonably withheld or delayed but shall not be required during the continuance of a Default or Event of Default. If the Administrative Agent is an Issuing Bank, or if an Affiliate of the Administrative Agent is an Issuing Bank, and such Issuing Bank and its Affiliates shall no longer hold any Loans or Commitments, then such Issuing Bank shall be deemed to have submitted its notice of resignation as Issuing Bank concurrently with such resignation as Administrative Agent delivered pursuant to this Section 8.06(a) (and, for the avoidance of doubt, the Borrower shall be deemed to have waived any notice period that may be required).

(b) Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clauses (d) or (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with consent of the Borrower (which may not be unreasonably withheld or delayed but shall not be required during the continuance of a Default or Event of Default), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

SECTION 8.07 Non-Reliance. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. The Administrative Agent and Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or the Lead Arranger any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or the Lead Arranger or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 8.08 Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to (i) enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement and (ii) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent allowed in such judicial proceeding.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender (and other Secured Party by its acceptance of the benefits of the Loan Documents) authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender (and other Secured Party by its acceptance of the benefits of the Loan Documents) agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.09 Lenders Not Subject to ERISA. Each Lender as of the Effective Date represents and warrants to the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that such Lender is not and will not be (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Code; (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (d) a “governmental plan” within the meaning of ERISA.

SECTION 8.10 Exculpatory Provisions. None of the Administrative Agent, the Lead Arranger, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable to the Lenders for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, certifications, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.

The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

No holder of Swap Agreement Obligations or Banking Services Obligations that obtains the benefits of Section 2.18, any Guarantee or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender (and, solely to the extent such holder is also a Lender hereunder) and, in such case, only to the extent expressly provided in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Swap Agreement or in connection with Banking Services unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder of such Secured Obligations.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or sent by electronic mail, as follows:

(i) if to any Loan Party, to the Borrower at:

Datto, Inc.

101 Merritt 7, 7th Floor

Norwalk, CT 06851

Attn: Michael Fass

Email: mfass@datto.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attention: Sonali S. Jindal, P.C.

E-mail Address: sonali.jindal@kirkland.com

Phone Number: (415) 439-1692

(ii) if to the Administrative Agent, to MSSF at:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street, 4th floor

Thames Street Wharf

Baltimore, MD 21231

Email for Borrower: AGENCY.BORROWERS@morganstanley.com

Email for Lenders: MSAGENCY@morganstanley.com

with a copy to:

Latham & Watkins, LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attention: Greg Robins

E-mail Address: Greg.Robins@lw.com

(iii) if to MSSF, in its capacity as Issuing Bank, to MSSF at:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street, 4th floor

Thames Street Wharf

Baltimore, MD 21231

Email for Borrower: AGENCY.BORROWERS@morganstanley.com

Email for Lenders: MSAGENCY@morganstanley.com

with a copy to:

Latham & Watkins, LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attention: Greg Robins

E-mail Address: Greg.Robins@lw.com

(iv) if to any other Lender, to it at its address, e-mail address or fax number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent; provided, that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, (iii) sent by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, or (iv) delivered through Electronic Systems to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, fax number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s, or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.22 and Section 2.23 (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vi) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise expressly permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (viii) except as provided in clauses (d) and (e) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, or (ix) amend the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Banks). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon Payment in Full, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary (other than a Disposition to Holdings or any other Restricted Subsidiary) or to the extent a Loan Party is designated as an Unrestricted Subsidiary in accordance with Section 5.13, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided, that in addition to releases explicitly provided for in the preceding sentence the Administrative Agent may, in its discretion, release its Liens on Collateral valued in the aggregate not in excess of the greater of $5 million and 5% of Consolidated Total Assets for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent. Notwithstanding anything herein to the contrary, a Subsidiary that is a Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Subsidiary shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided, that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency. A copy of any such amendment, modification or supplement shall be promptly delivered by the Administrative Agent to each Lender.

(f) In addition, notwithstanding the foregoing, this Agreement, including this Section 9.02, and the other Loan Documents may be amended (or amended and restated) pursuant to Section 2.22 to add any Incremental Term Loan Facility to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the Incremental Term Loan Lenders to share ratably in prepayments pursuant to Section 2.11), the Security Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provisions of the Loan Documents so that the Incremental Term Loan Facility is appropriately incorporated (including this Section 9.02).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and Lead Arranger (and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) and any other counsel retained with the Borrower’s consent), in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of one outside counsel and one local counsel in each relevant jurisdiction for all of the foregoing (and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction)), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section 9.03 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) Taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(ii) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(iii) forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (except for Taxes, which shall be covered by Section 2.17), including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for all Indemnitees (and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) to each group of affected Indemnitees similarly situated taken as a whole and any other counsel retained with the Borrower’s consent), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related to the Borrower or any of its Subsidiaries, (iv) the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Indemnified Taxes or Other Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee or the Borrower or an Affiliate thereof is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any Related Indemnitee Party of such Indemnitee, (y) result from a claim brought by the Borrower or any of its Subsidiaries against such Indemnitee or any Related Indemnitee Party of such Indemnitee for material breach of such Indemnitee’s express obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and non-appealable judgment by a court of competent jurisdiction in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among Indemnitees and does not involve any act or omission by any Loan Party or any of their Subsidiaries (other than claims against the Administrative Agent and Issuing Banks in their respective capacities as such).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by unintended recipients of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except as determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any Related Indemnitee Party of such Indemnitee.

(e) No Indemnitee nor any Loan Party shall be liable on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this clause (e) shall relieve any Loan Party of any obligation it may have pursuant to the terms of this Agreement to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender;

(C) [reserved]; and

(D) the Issuing Banks.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5 million unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;

(B) [reserved];

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person (including with respect to any voting direction or other Lender thresholds) whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided, that no Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Lender. No assignment shall be effective unless recorded in the Register by the Administrative Agent. This Section 9.04(b)(iv) shall be construed at all times so that all Loans and LC Disbursements are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2), 881(c)(2) and 4701 of the Code and any related Treasury Regulations.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to any applicable electronic platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee and tax forms referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and, if any Indemnified Taxes or additional amounts are required to be paid pursuant to Sections 2.17(a) or (d), the Borrower and Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04; provided, that such Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b) of this Section 9.04.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person (other than the Borrower to the extent required in clause (D) of the proviso to clause (c) above) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement, any other Loan Document or any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, any other Loan Document or any Ancillary Document. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it (except that the Administrative Agent shall be required to accept emailed .pdfs that reproduce an image of the actual executed signature page, unless prohibited by law); provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the reasonable request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Indemnitee for any losses, claims, damages, penalties, liabilities and related expenses (“Liabilities”) arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, other than Liabilities (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Lender or (y) that result from a claim brought by the Borrower or any of its Subsidiaries against the Administrative Agent or any Lender for material breach of this Section 9.06 if the Borrower or such Subsidiary has obtained a final and non-appealable judgment by a court of competent jurisdiction in its favor on such claim as determined by a court of competent jurisdiction.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held (other than deposits held in payroll, trust, employee benefits, or Tax withholding accounts) and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York (and appellate courts thereof) in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto agrees that the Administrative Agent and the Secured Parties retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction solely in connection with the exercise of any rights under any Collateral Document. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information, (b) upon the request or demand of any regulatory authority having jurisdiction over it or any of its Affiliates (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination or regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly thereof), (c) pursuant to the order of any court or administrative agency, in any pending legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority or self-regulatory authority (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination or regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12 or otherwise reasonably acceptable to the Borrower, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (and any of their respective advisors) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to holders of Equity Interests in the Borrower, (i) to the extent that such information is independently developed by it or its Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 9.12, (j) for purposes of establishing a “due diligence” defense, (k) to ratings agencies, (l) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers and other market identifiers with respect to the credit facilities provided hereunder, or (m) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Each Loan Party consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.15 Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) A reduction in full or in part or cancellation of any such liability;

(ii) A conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) The variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20 Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.14, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

ARTICLE X

LOAN GUARANTY

SECTION 10.01 Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (for the purposes hereof, the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent nor any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after the Administrative Agent receives written notice from any Loan Guarantor that such Loan Guarantor has ceased to be a Loan Party in accordance with the terms of this Agreement. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of the Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09 [Reserved].

SECTION 10.10 Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11 Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s Allocable Amount (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full Cash Collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party or Loan Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWER:

DATTO, INC., a Delaware corporation

By:	/s/ Timothy Weller
Name: Timothy Weller
Title: Chief Executive Officer

HOLDINGS:

MERRITT HOLDCO, INC., a Delaware corporation

By:	/s/ Timothy Weller
Name: Timothy Weller
Title: Chief Executive Officer

GUARANTORS:

BACKUPIFY, INC., a Delaware corporation
OPEN MESH, INC., an Oregon corporation
AUTOTASK CORPORATION, a Delaware corporation,
AUTOTASK SUPERIOR HOLDING, INC., a Delaware corporation
SOONR, INC., a Delaware corporation

By:	/s/ Timothy Weller
Name: Timothy Weller
Title: Chief Executive Officer

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

MORGAN STANLEY SENIOR FUNDING, INC.,
individually as a Lender, as Administrative Agent and an Issuing Bank

By:	/s/ Julie Lilienfeld
Name: Julie Lilienfeld
Title: Vice President

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

BANK OF AMERICA, N.A., individually as a Lender and an Issuing Bank

By:	/s/ Genevieve Bachrach
Name: Genevieve Bachrach
Title: Senior Vice President

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

BARCLAYS BANK PLC, individually as a Lender and an Issuing Bank

By:	/s/ Martin Corrigan
Name: Martin Corrigan
Title: Vice President

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually as a Lender and an Issuing Bank

By:	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Authorized Signatory

By:	/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

CITIBANK, N.A., individually as a Lender and an Issuing Bank

By:	/s/ Tony Sood
Name: Tony Sood
Title: Senior Vice President

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

JEFFERIES CAPITAL SERVICES LLC, individually as a Lender and an Issuing Bank

By:	/s/ Mark Sahler
Name: Mark Sahler
Title: Managing Director

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

ROYAL BANK OF CANADA, individually as a Lender and an Issuing Bank

By:	/s/ Kamran Khan
Name: Kamran Kahn
Title: Authorized Signatory

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

BANK OF MONTREAL, individually as a Lender and an Issuing Bank

By:	/s/ Jeff LaRue
Name: Jeff LaRue
Title: Vice President

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

MACQUARIE CAPITAL FUNDING LLC, individually as a Lender and an Issuing Bank

By:	/s/ Lisa Grushkin
Name: Lisa Grushkin
Title: Authorized Signatory

By:	/s/ Jeff Abt
Name: Jeff Abt
Title: Authorized Signatory

SIGNATURE PAGE TO DATTO CREDIT AGREEMENT

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Letter of Credit Sublimit Allocation	Revolving Commitment Percentage	Letter of Credit Sublimit Percentage
Morgan Stanley Senior Funding, Inc.	$58,000,000	$11,600,000	29.0%	29.0%
Bank of America, N.A	$50,000,000	$10,000,000	25.0%	25.0%
Barclays Bank PLC	$22,000,000	$4,400,000	11.0%	11.0%
Credit Suisse AG, Cayman Islands Branch	$22,000,000	$4,400,000	11.0%	11.0%
Citibank, N.A.	$17,000,000	$3,400,000	8.5%	8.5%
Jefferies Capital Services LLC	$10,500,000	$2,100,000	5.3%	5.3%
Royal Bank of Canada	$10,500,000	$2,100,000	5.3%	5.3%
Bank of Montreal	$5,000,000	$1,000,000	2.5%	2.5%
Macquarie Capital Funding LLC	$5,000,000	$1,000,000	2.5%	2.5%

Total:	$200,000,000.00	$40,000,000.00	100.0%	100.0%